Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TANGOE, INC.,

SNOW ACQUISITION SUB, INC.,

PROFITLINE, INC.

AND

DOUG CARLISLE, SOLELY IN HIS CAPACITY AS THE
STOCKHOLDER REPRESENTATIVE

DECEMBER 19, 2011

Table of Contents

1.	DEFINITIONS	1
1.1	DEFINITIONS	1
1.2	GLOSSARY OF TERMS	10

2.	THE MERGER; CLOSING	12
2.1	THE MERGER	12
2.2	CONSIDERATION	13
2.3	CLOSING	16
2.4	CLOSING DOCUMENTATION	16
2.5	WITHHOLDING	18
2.6	DISSENTING SHARES	18
2.7	STOCKHOLDER REPRESENTATIVE	19
2.8	PAYMENT AGENT	20

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	21
3.1	ORGANIZATION AND GOOD STANDING	21
3.2	AUTHORITY; NO CONFLICT; SECURITIES REPRESENTATIONS	21
3.3	CAPITALIZATION; SUBSIDIARIES; CERTAIN DIRECTORS	22
3.4	FINANCIAL STATEMENTS; ACCOUNTS RECEIVABLE; PRE-BILL	23
3.5	BOOKS AND RECORDS	24
3.6	TITLE TO ASSETS; ENCUMBRANCES	24
3.7	CONDITION OF ASSETS	24
3.8	TAXES	24
3.9	EMPLOYEE BENEFITS; EMPLOYMENT MATTERS	26
3.10	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	28
3.11	LEGAL PROCEEDINGS; ORDERS	29
3.12	ABSENCE OF CERTAIN CHANGES AND EVENTS	29
3.13	CONTRACTS; NO DEFAULTS	30
3.14	INSURANCE	31
3.15	ENVIRONMENTAL MATTERS	33
3.16	LABOR RELATIONS; COMPLIANCE	33
3.17	INTELLECTUAL PROPERTY	34
3.18	ABSENCE OF UNDISCLOSED LIABILITIES	35
3.19	DEBT	35
3.20	REAL ESTATE	35
3.21	CERTAIN PAYMENTS	36
3.22	POWERS OF ATTORNEY	37
3.23	BROKERS OR FINDERS	37
3.24	AFFILIATED TRANSACTIONS	37
3.25	BANK ACCOUNTS	37
3.26	LIMITATIONS ON WARRANTIES	37
3.27	STATEMENTS NOT MISLEADING	38

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	38

4.1	ORGANIZATION AND GOOD STANDING	38
4.2	AUTHORITY; NO CONFLICT	38
4.3	LEGAL PROCEEDINGS; ORDERS	39
4.4	BROKERS OR FINDERS	39
4.5	ADEQUATE FUNDS	39

5.	COVENANTS OF THE COMPANY	39
5.1	OPERATION OF THE BUSINESS OF THE COMPANY	39
5.3	CONFIDENTIALITY	40
5.4	REQUIRED APPROVALS	40
5.5	DISCLOSURE LETTER	40
5.7	NO NEGOTIATION	41
5.8	BEST EFFORTS	41
5.9	OPTIONS; WARRANTS	41
5.10	DIRECTORS AND OFFICERS INSURANCE AND OTHER CLAIMS MADE INSURANCE POLICIES	41
5.11	NOTICE OF ACTION TAKEN; APPRAISAL RIGHTS	42
5.12	EMPLOYEE BENEFITS	43

6.	COVENANTS OF PARENT AND MERGER SUB	43
6.1	APPROVALS OF GOVERNMENTAL BODIES	43
6.2	BEST EFFORTS	43
6.3	EMPLOYEE BENEFITS	43

7.	CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S OBLIGATION TO CLOSE	44
7.1	ACCURACY OF REPRESENTATIONS	44
7.2	THE COMPANY’S PERFORMANCE	44
7.3	STOCKHOLDER APPROVAL	45
7.5	TERMINATION OF AGREEMENTS	45
7.6	NO PROCEEDINGS	45
7.7	NO PROHIBITION	45

8.	CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION TO CLOSE	45
8.1	ACCURACY OF REPRESENTATIONS	46
8.2	PARENT’S PERFORMANCE	46
8.3	NO PROCEEDINGS; NO PROHIBITION	46

9.	TERMINATION	46
9.1	TERMINATION EVENTS	46
9.2	EFFECT OF TERMINATION	47

10.	INDEMNIFICATION; REMEDIES	47
10.1	SURVIVAL; REMEDIES	47
10.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE COMPANY	47
10.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY PARENT, MERGER SUB AND SURVIVING CORPORATION	49
10.4	LIMITATIONS	49
10.5	PROCEDURE FOR INDEMNIFICATION	51

10.6	SET-OFF RIGHTS	52

11.	TAXES	53
11.1	TRANSFER TAXES	53
11.2	ACCESS TO INFORMATION	53
11.3	TAX RETURNS FOR PERIODS ENDING ON OR PRIOR TO CLOSING DATE, FILED AFTER CLOSING DATE	53
11.4	PROPORTIONING OF TAXES FOR PERIODS ENDING ON OR PRIOR TO CLOSING DATE	53

12	GENERAL PROVISIONS	54
12.1	EXPENSES	54
12.2	PUBLIC ANNOUNCEMENTS	54
12.3	CONFIDENTIALITY	54
12.4	NOTICES	54
12.5	GOVERNING LAW; VENUE; SERVICE OF PROCESS	56
12.6	SPECIFIC PERFORMANCE	56
12.7	FURTHER ASSURANCES	56
12.8	WAIVER	57
12.9	ENTIRE AGREEMENT AND MODIFICATION	57
12.10	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	57
12.11	SEVERABILITY	57
12.12	INTERPRETATION	58
12.13	TIME OF ESSENCE	58
12.14	DRAFTING	58
12.15	COUNTERPARTS	58
12.16	NO THIRD PARTY BENEFICIARIES	58
12.17	CONFLICT OF INTEREST	59

SCHEDULES AND EXHIBITS:

Schedule 1	List of Stockholders
Schedule 2.4(a)(iv)	Releasing Directors
Schedule 3.3(j)	Certain Current and Former Directors
Schedule 3.6	Fixed Assets
Schedule 6.3	Employee Benefits
Schedule 7.4	Terminating Agreements
Schedule 10.2(a)(iii)	Tax Matters

Exhibit A-1	Merger Consideration Spreadsheet
Exhibit A-2	Pro Forma Balance Sheet
Exhibit B	Form of Cooley LLP Opinion
Exhibit C	Form of Stockholder Consent and Release
Exhibit D	Form of Officer and Director Resignation and Release
Exhibit E	Director Release
Exhibit F	Form of Payment Agent Agreement
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made as of December 19, 2011, by and among TANGOE, INC., a Delaware corporation (“Parent”), SNOW ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), PROFITLINE, INC., a Delaware corporation (the “Company”), and the Stockholder Representative (defined below), solely in his capacity as representative on behalf of the Stockholders (as defined below).

RECITALS

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have determined that it is advisable and in the best interests of their respective companies and stockholders that Merger Sub merge with and into the Company, with the Company as the surviving corporation (the “Merger”), all in accordance with the DGCL and upon the terms and conditions set forth herein;

WHEREAS, pursuant to the Merger, each issued and outstanding share of capital stock of the Company (collectively, the “Shares”) shall either be converted into the right to receive certain consideration in the Merger or shall be cancelled without any consideration therefor; and

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.                                      DEFINITIONS

1.1                               DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

“Accounts Receivable” - the aggregate of all trade accounts receivable and similar rights to payment from customers of the Company or its Subsidiaries and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company or its Subsidiaries.

“Adjusted Merger Consideration” - the Merger Consideration minus the Closing Payments to the extent not otherwise funded by the Company in accordance with Section 2.2(c).

“Affiliate” - means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Preferred Liquidation Consideration”- the sum of (i) the C-1 Preferred Liquidation Consideration multiplied by the number of shares of C-1 Preferred Stock outstanding as of the Effective Time plus (ii) the C-2 Preferred Liquidation Consideration multiplied by the number of shares of C-2 Preferred Stock outstanding as of the Effective Time.

“Bank Debt” -  means all of the Company’s bank debt (including interest thereon) outstanding immediately prior to the Effective Time, excluding the letters of credit and amounts outstanding under the cash management services as each are described under that certain payoff letter to be delivered by Silicon Valley Bank at the Closing, the form of which was previously delivered and approved by Parent.

“Banker” -  means Sparring Partners Capital.

“Banker Agreement” — means that certain letter agreement, dated June 1, 2011, by and between the Banker and the Company, as the same may be amended.

“Best Efforts” - the efforts that a prudent Person desirous of achieving a result and acting in a commercially reasonably manner would use in similar circumstances to ensure that such result is achieved.

“Bonus Holders” — mean those individuals entitled to receive Transaction Bonuses.

“2011 Bonuses” — means bonuses payable to employees and former employees under the Company’s 2011 bonus pool.

“Cash and Cash Equivalents” - means cash and cash equivalents as would be included on a balance sheet prepared in accordance with GAAP.

“C-1 Preferred Liquidation Consideration” - $0.1365.

“C-1 Preferred Stock” — the Company’s Series C-1 Preferred Stock, par value $.0001 per share.

“C-2 Preferred Liquidation Consideration” - $1.00.

“C-2 Preferred Stock” — the Company’s Series C-2 Preferred Stock, par value $.0001 per share.

“CCC” — the California Corporations Code.

“Closing Payments” - means payment of the following items:

(a)                                  Bank Debt;

(b)                                 the Transaction Expenses;

(c)                                  the Expense Fund;

(d)                                 the Severance Payments;

(e)                                  the Transaction Bonuses; and

(f)                                    amounts payable to the Banker at Closing pursuant to the Banker Agreement.

“Common Stock” - the common stock, par value $.0001 per share, of the Company.

“Company” - as defined in the first paragraph of this Agreement.

“Consent” - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” - all of the transactions contemplated by this Agreement, including the Merger and the performance by Parent, Merger Sub and the Company of their respective covenants and obligations under this Agreement.

“Contract” — any written contract, lease or other written arrangement that has not expired or been terminated as of the date of this Agreement, including, without limitation, customer agreements, service agreements, statements of work, purchase orders, partner, reseller or other distribution agreements and vendor agreements, to which the Company or any of its Subsidiaries is a party.

“Debt” - as applied to any Person: (a) indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services; (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person as lessee under capital leases; (e) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (f) obligations of such Person arising under acceptance facilities; (g) guaranties, endorsements (other than for trade payables, collection or deposit in the ordinary course of business), and other contingent obligations of such Person to assure a creditor against loss; (h) all obligations of such Person secured by any Encumbrance (other than any Permitted Encumbrance) on any of such Person’s assets or property, whether or not the obligations have matured; and (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements.

“Disclosure Letter” - the disclosure letter delivered by the Company to the Parent concurrently with the execution and delivery of this Agreement.

“Encumbrance” - any charge, claim, lien, option (for clarity, excluding options for the Company’s Common Stock granted under any equity incentive plan of the Company), pledge, security interest, right of first refusal, or similar restriction.

“GAAP” - generally accepted United States accounting principles, applied on a consistent basis.

“Governmental Authorization” - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” - any:

(a)           federal, state, local, municipal, foreign, or other government;

(b)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(c)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Insolvency” — means (a) Parent (1) becomes insolvent or unable to pay its debts as they become due, (2) makes an assignment for the benefit of creditors, (3) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property, or (4) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; or (b) proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against Parent and remain undismissed for sixty (60) days after commencement, or Parent consents to the commencement of those proceedings.

“Intellectual Property” -  means any or all intellectual property rights of any kind, including any of the following:  (i) all patents, patent applications, and all inventions and discoveries, whether or not patentable, technology, processes and invention disclosures; (ii) all computer software, applications, code and related items; (iii) all copyrights, copyrightable works, copyright registrations, and copyright applications relating to any media (including print, online or electronic); (iv) all trade names, logos, trademarks, and service marks, all registrations and applications therefor, and the goodwill associated therewith; (v) all websites, website content and domain names (including registrations thereof); and (vi) all know-how, trade secrets (including, without limitation, customer lists) and all rights in, arising out of or associated therewith.

“IRC” - the Internal Revenue Code of 1986, as amended, and regulations issued by the IRS pursuant thereto.

“IRS” - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” —An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.  As used in this Agreement, “Knowledge” includes: (a) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of such individual, including his or her personal files and (b) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic) contained in books and records of the Company that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

The Company will be deemed to have “Knowledge” of a particular fact or other matter if the chief executive officer, chief technology officer, chief operating officer, executive vice president of sales and marketing, human resources manager, corporate counsel or vice president of finance of the Company has Knowledge of such fact or other matter (as set forth above), and any other

Person will be deemed to have “Knowledge” of a particular fact or other matter if the individual or, in the case of a Person who is not an individual, the officers or directors of a Person that is a corporation or the officers, director or manager of a Person that is a limited liability company or a general partner of a Person that is a partnership, has Knowledge of such fact or other matter (as set forth above).

“Legal Requirement” - any constitution, law, ordinance, code, rule, regulation, statute, act, treaty, or order of general applicability of any Governmental Authority.

“Liquidity Amount” — means Parent’s Cash and Cash Equivalents minus the outstanding principal amount of Parent’s bank debt or equivalent debt financings, which by way of clarification shall exclude (1) any capital leases, and (2) amounts representing deferred purchase price, earn-out or similar obligations in connection with acquisitions.

“Majority Holders” - mean those Stockholders holding sixty-seven percent (67%) of the outstanding Shares of Preferred Stock immediately prior to the Effective Time

“Material Adverse Effect” - any circumstance, change in, or effect on, the Company, any Subsidiary of the Company and their respective business, take as a whole, that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Company, any Subsidiary of the Company and their respective business, take as a whole:  (a) is materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or condition (financial or otherwise) of the Company, any Subsidiary of the Company and their respective business, taken as a whole, or (b) has a material adverse effect on the ability of the Company to consummate the Contemplated Transactions; provided, that in no event shall any of the following, either individually or in the aggregate, be included in, constitute, or be taken into account in determining, a Material Adverse Effect or whether a Material Adverse Effect is reasonably likely to occur: (i) general economic, industry or market circumstances, changes or effects; (ii) changes or developments in Legal Requirements or GAAP; (iii) acts of war, whether or not declared, armed hostilities, sabotage and terrorism and any escalation or worsening thereof; (iv) changes or developments resulting from the announcement or the pendency of this Agreement, or from the proposed consummation of the transactions contemplated hereby (including compliance with the covenants and agreements set forth herein); or (v) any failure, in and of itself, by the Company to meet any projections or forecasts (but not the underlying causes thereof); except in the cases of clauses (i), (ii) or (iii), to the extent that the matters have a disproportionate effect on the Company, any Subsidiary of the Company and their respective businesses, taken as a whole.

“Material Contract” - means any executory Contract to which the Company or its Subsidiary is a party and which is currently in effect or under which the Company or a Subsidiary is otherwise obligated and: (a) under which the Company or a Subsidiary provides goods or services to any Person; (b) which creates an obligation on the part of the Company or a Subsidiary to pay any other Person an amount in excess of $25,000 during the fiscal year ending December 31, 2011 or in any future fiscal year; (c) which creates an obligation on the part of any Person (other than the Company or a Subsidiary) to pay the Company or a Subsidiary an amount in excess of $25,000 during the fiscal year ending December 31, 2011 or in any future fiscal year; (d) for the employment of any officer, employee or any other Person on a full-time or consulting basis with annual payments in excess of $100,000 (other than at-will offer letters of employment in the Company’s standard form) or under which the Company or a Subsidiary would have any obligation to a current or former executive officer or director of the Company or a Subsidiary after the Closing; (e) evidencing Debt of the Company or a Subsidiary of $25,000 or more or otherwise granting any Person an Encumbrance on all or any part of the assets of the Company or any Subsidiary; (f) which prohibits the Company or a Subsidiary from engaging in any business or line of business or competing with any Person, restricts the Company or any Subsidiary from soliciting or hiring any Person or soliciting any customer or grants any supplier or distributor exclusivity; (g) that is a distribution or partnership agreement which includes an outstanding obligation for the Company or any Subsidiary to reach specific sales, payment minimums, or other milestones or which require the Company or any Subsidiary to use “best efforts” to distribute products; (h) creating any partnership, strategic alliance or joint venture or that is a co-marketing, co-promotion, co-packaging, joint development or similar agreement; (i) under which any Person has directly or indirectly guaranteed any Debt of the Company or a Subsidiary; (j) pursuant to which the Company has continuing obligations to be performed and which resolves or settles any actual or threatened litigation, arbitration, claim or other dispute involving the Company or any Subsidiary; (k) for the lease or sublease of real property; or (l) that if terminated, would reasonably be expected to have a Material Adverse Effect.

“Order” - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” - (a) the articles or certificate of incorporation or organization and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Parent”- as defined in the first paragraph of this Agreement.

“Parent Change of Control” — means

(a)                                  the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) of beneficial ownership of any capital stock of Parent (or any successor thereto) if, after such acquisition, such Exchange Act Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of Parent (or any successor thereto) (the “Outstanding Parent Common Stock”) or (y) the combined voting power of the then-outstanding securities of Parent (or any successor thereto) entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Parent Change in Control: (i) any acquisition directly from Parent (or any successor thereto) (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of Parent (or any successor thereto), unless the Exchange Act

Person exercising, converting or exchanging such security acquired such security directly from Parent (or any successor thereto) or an underwriter or agent of Parent (or any successor thereto)), (ii) any acquisition by Parent (or any successor thereto) or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent (or any successor thereto) or any corporation controlled by Parent (or any successor thereto); or

(b)                                 the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Parent (or any successor thereto) or a sale or other disposition of all or substantially all of the assets of Parent (or any successor thereto) in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Parent (or any successor thereto) or substantially all of the assets of Parent (or any successor thereto) either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, respectively; and (ii) no Exchange Act Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by Parent (or any successor thereto) or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(c)                                  approval by the Board of Directors of Parent of a complete liquidation or dissolution of Parent (or any successor thereto).

“Permitted Encumbrances”- (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (b) Encumbrances for assessments or other governmental charges in connection with workers’ compensation, unemployment insurance, and other types of social security or of landlords, carriers, warehousemen, mechanics, and materialmen and other like Encumbrances arising in the ordinary course of business (provided lien statements have not been filed or such Encumbrances otherwise perfected), (c) Encumbrances disclosed in the Financial Statements, and (d) Encumbrances incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use or materially affect the value of the property or assets encumbered thereby.

“Person” - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Preferred Stock” - the C-1 Preferred Stock and the C-2 Preferred Stock.

“Preferred Stockholders” — mean the holders of record of the Preferred Stock as of immediately prior to the Closing.

“Pro Rata Interest” — means, with respect to a Preferred Stockholder, an amount equal to the consideration payable to such Preferred Stockholder pursuant to Section 2.2(b)(i)(B) divided by the aggregate consideration payable to all Preferred Stockholders pursuant to Section 2.2(b)(i)(B), rounded down to six decimals, as set forth for such Preferred Stockholder in the spreadsheet attached hereto as Exhibit A-1.

“Proceeding” - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Records” — all books of account, financial and accounting records, invoices, payment authorizations, and other similar financial data owned by the Company.

“Reference Date” — October 31, 2011.

“Registered IP” - all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Related Person” - with respect to a particular individual:

(a)                                  each other member of such individual’s immediate family;

(b)                                 any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s immediately family;

(c)                                  any Person in which such individual or members of such individual’s immediate family hold (individually or in the aggregate) a Material Interest; and

(d)                                 any Person with respect to which such individual or one or more members of such individual’s immediate family serves as a director, executive officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)                                  any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)                                 any Person that holds a Material Interest in such specified Person;

(c)                                  each Person that serves as a director, executive officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)                                 any Person in which such specified Person holds a Material Interest; and

(e)                                  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

“Representative” - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Severance Payments” - (a) any severance or equivalent amounts (including accrued paid time off or vacation) payable to the Company’s Chief Executive Officer, Chief Technology Officer or Chief Operating Officer whose employment is terminated as of the Closing, and (b) one-half of any severance or equivalent amounts (including accrued paid time off or vacation) payable to any other employee of the Company whose employment is terminated without cause within sixty (60) days following the Closing, in the case of this clause (b) up to an aggregate maximum amount of $50,000; provided, however, in no event will the payment of the 2011 Bonuses to any of the Company’s employees or former employees be deemed a Severance Payment hereunder.

“Stockholders” - the holders of Common Stock and the holders of Preferred Stock set forth on Schedule 1 hereto.

“Subsidiary” - with respect to any Person (the “Owner”), any corporation or other Person of which securities or other ownership interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business of that corporation or other Person (other than securities or other ownership interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Surviving Corporation Change of Control” means a merger, consolidation or other transfer of equity securities such that the Surviving Corporation is no longer directly or indirectly controlled by or under common control with Parent, or a sale of all or substantially all of the assets of the Surviving Corporation, excluding, however, a merger or consolidation of the Surviving Corporation with and into Parent or another Subsidiary of Parent, or the transfer of assets of the Surviving Corporation to Parent or another Subsidiary of Parent.

“Tax”- any tax (including any income tax, capital gains tax, value-added tax, sales tax or property tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax and taxes related to employment, payrolls, social security or unemployment compensation), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Bonus Agreements” — any and all Contracts, employee benefit plans, programs, arrangements and policies, written or oral, pursuant to which the Transaction Bonuses are payable, including any amendments or modifications thereof, true and correct copies of which have been provided to Parent.

“Transaction Bonuses” — any and all change of control, transaction or similar bonuses payable to current or former employees or directors of the Company or any Subsidiary in connection with or as a result of the Contemplated Transactions.

“Transaction Expenses” - all out-of-pocket fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred at or prior to the Closing in connection with the Merger by the Company or for which the Company has liability; provided that Transaction Expenses shall not include any amount payable to the Banker pursuant to Section 2.2.

1.2                               GLOSSARY OF TERMS

TERM	SECTION

Acquiring Corporation	1.1 — “Parent Change of Control”
Agreement	First Paragraph of this Agreement
Balance Sheet	3.4(a)
Business Combination	1.1 — “Parent Change of Control”
Certificate of Merger	2.1(b)
Change of Control of Surviving Corporation	2.2(a)
Claimed Set-Off	10.6(a)
Closing	2.3(a)
Closing Date	2.3(a)
Company	First Paragraph of this Agreement
Company 401(k) Plan	5.10
Company Certificate	2.1(c)
Company Intellectual Property	3.17(c)

Confidentiality Agreement	5.2
Continuing Employees	6.3(a)
Cooley	12.18
D&O Indemnified Parties	5.8(a)
D&O Policy	5.8(a)
Damages	10.2(a)
Default Interest Rate	2.2(a)
Deferred Compensation Plan	3.9(b)
Deferred Merger Consideration	2.2(a)
DGCL	2.1(b)
Director Release	2.4(a)(iv)
Dissenting Shares	2.6(a)
DOL	3.9(f)
Effective Time	2.1(b)
Employee Bonus Holders	2.2(b)(ii)(B)
ERISA	3.9(b)
Environmental Laws	3.15
Exchange Act	1.1 — “Parent Change of Control”
Exchange Act Person	1.1 — “Parent Change of Control”
Expense Fund	2.7(b)
Expiration Time	10.1(a)
Financial Statements	3.4(a)
First Installment	2.2(a)
Fundamental Representations	10.4(a)(ii)
General Stockholder Cap	10.4(a)
Hazardous Materials	3.15
Initial Merger Consideration	2.2(a)
Leases	3.20
Merger	Recitals
Merger Consideration	2.2(a)
Merger Sub	First Paragraph of this Agreement
Non-Employee Bonus Holders	2.2(b)(ii)(B)
Officer and Director Resignations	2.4(a)(iv)
Other Company Payments	2.2(c)
Outstanding Parent Common Stock	1.1 — “Parent Change of Control”
Outstanding Parent Voting Securities	1.1 — “Parent Change of Control”
Parent	First Paragraph of this Agreement
Parent Cap	10.4(c)
Parent Indemnified Person	10.2(a)
Parent Threshold	10.4(c)
Payment Agent	2.8
Permits	3.15
Plans	3.9(b)
Proprietary Rights Agreements	3.17(b)
Repayment Amount from Cash	2.2(c)

Requisite Stockholder Approval	7.3
Second Installment	2.2(a)
Secretary’s Certificate	2.4(a)
Shares	Recitals
Special Stockholder Cap	10.4(a)(iii)
Special Tax Cap	10.4(a)(iv)
Stockholder Consent	2.4(a)
Stockholder Representative	2.7
Stockholder Threshold	10.4(a)(i)
Subsidiary Securities	3.3(d)
Surviving Corporation	2.1(a)
Transfer Taxes	11.1
Trigger Event	2.2(a)

2.                                      THE MERGER; CLOSING

2.1                               THE MERGER.

(a)                                  Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) Merger Sub shall merge with and into the Company.  From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent.

(b)                                 Prior to the Closing, Parent shall prepare, and immediately upon the Closing the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is mutually acceptable to the parties and required by, and executed in accordance with, the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”). The Merger shall have the effects set forth in the DGCL.  At the Effective Time, the Certificate of Incorporation and the Bylaws of Merger Sub shall be the Certificate of Incorporation and the Bylaws, respectively, of the Surviving Corporation until thereafter amended in accordance with applicable law.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected.  On or prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of the officers and directors of the Company, such resignations to be effective as of the Effective Time.

(c)                                  Subject to the terms and conditions set forth herein (including the set-off rights pursuant to Section 10.6), as of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, the Preferred Stock shall automatically be converted into the right to receive from Parent the Adjusted Merger Consideration, as set forth below, payable as provided in Section 2.2(b):

(i)                                     Each issued and outstanding share of C-1 Preferred Stock (other than Dissenting Shares) shall be converted into the right to receive: (i) a portion of the Initial Merger Consideration as set forth in Section 2.2(b) below and (ii) upon payment of any Deferred Merger Consideration or the release of the Expense Fund pursuant to the last sentence of Section 2.7(b), a portion of any such payment as set forth in Section 2.2(c) below.

(ii)                                  Each issued and outstanding share of C-2 Preferred Stock (other than Dissenting Shares) shall be converted into the right to receive: (i) a portion of the Initial Merger Consideration as set forth in Section 2.2(b) below and (ii) upon payment of any Deferred Merger Consideration or the release of the Expense Fund pursuant to the last sentence of Section 2.7(b), a portion of any such payment as set forth in Section 2.2(c) below.

(iii)                               Each issued and outstanding share of Common Stock shall be cancelled without consideration therefor.

As of the Effective Time, subject to Section 2.6, each outstanding Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate which, immediately prior to the Closing, represented Shares and which are converted into the right to payment pursuant to Section 2.2 (each, a “Company Certificate”), shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect thereof pursuant to the terms hereof upon surrender of such Company Certificate.

(d)                                 Each share of common stock, $0.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and shall represent one share of common stock, $0.0001 par value per share, of the Surviving Corporation.

2.2                               CONSIDERATION.

(a)                                  The aggregate consideration payable by Merger Sub in connection with the Contemplated Transactions is up to Twenty-Three Million Five Hundred Thousand United States Dollars ($23,500,000) (the “Merger Consideration”), payable as set forth below:

(i)                                     $14,500,000 in cash (the “Initial Merger Consideration”) payable as of the Effective Time, in the manner set forth below;

(ii)                                  $4,500,000 in cash, payable to the Payment Agent on the one (1) year anniversary of the Effective Date (the “First Installment”), for further distribution to the Preferred Stockholders, the Banker and the Bonus Holders in the manner set forth below; and

(iii)                               $4,500,000 in cash, payable to the Payment Agent on the eighteen (18) month anniversary of the Effective Date (the “Second Installment”), for further distribution to the Preferred Stockholders, the Banker and the Bonus Holders in the manner set forth below.

The Merger Consideration payable as provided in clauses (ii) and (iii) above is referred to as the “Deferred Merger Consideration.”  The Deferred Merger Consideration can be prepaid by Parent in whole or in part at any time.  The Deferred Merger Consideration shall become immediately due and payable upon the Insolvency of Parent, a Parent Change of Control or a Surviving Corporation Change of Control.  The Deferred Merger Consideration is subject to the set-off rights set forth in Section 10.6.   Subject to the set-off rights set forth in Section 10.6, in the event Parent does not timely pay any Deferred Merger Consideration (including the timely payment of any such consideration following final resolution of a Claimed Set-Off), such consideration shall be subject to interest which shall accrue at a rate of twelve percent (12%) per annum, compounded annually, which shall commence accruing on the first day following the applicable due date (the “Default Interest Rate”).

If at any time (i) prior to payment of the First Installment of Deferred Merger Consideration, the Liquidity Amount as of the last day of a month is less than $20,000,000 or (ii) after payment of the First Installment of Deferred Merger Consideration and prior to payment of the Second Installment of Deferred Merger Consideration, the Liquidity Amount as of the last day of a month is less than $15,000,000 (each of subsections (i) and (ii) are hereinafter referred to as a “Trigger Event”), then, in either event, the Parent shall within ten (10) days of such month end notify the Stockholder Representative of such fact.  Parent and the Stockholder Representative shall then promptly (but in no event later than five (5) Business Days following the giving of such notice) open an escrow account with U.S. Bank National Association (or such other third party, institutional escrow agent as Parent and the Stockholder Representative may agree to appoint as escrow agent) pursuant to the terms of an escrow agreement (which shall be substantially in the form of attached to this Agreement as Exhibit H) pursuant to which Parent would, on the date such escrow account is opened, deposit any unpaid balance of the Deferred Merger Consideration into escrow with the escrow agent.  All fees and expenses of the escrow agent would be borne by Parent, and the escrow agreement would provide that the escrowed amounts would be available to satisfy indemnity claims of Parent, Merger Sub or the Company in the same manner as is provided in Section 10.6 for the Deferred Merger Consideration, and that after applying Section 10.6, escrowed amounts would be disbursed to the Payment Agent to pay the First Installment on the first anniversary of Closing and the Second Installment on the eighteen month anniversary of the Closing.  If Parent breaches its obligation to deposit the unpaid balance of the Deferred Merger Agreement into the escrow when required by the terms of this paragraph, then the entire unpaid Deferred Merger Consideration shall, without further action by the Stockholder Representative, automatically become immediately due and payable to the Payment Agent and if not so deposited or paid, the Deferred Merger Consideration shall begin to accrue interest at the Default Interest Rate.

(b)                                 Subject to the terms and conditions herein, the Merger Consideration shall be paid in the following order or priority:

(i)                                     At the Effective Time and from the Initial Merger Consideration:

(A)                              First, in payment of the Closing Payments (which shall be made pursuant to the payment instructions provided by the Company to Parent prior to the Closing), to the extent not otherwise funded by the Company pursuant to Section 2.2(c) below and, in the case of amounts payable to the Banker and the Bonus Holders, to the extent payable out of the Initial Merger Consideration and, in the case of Severance Payments, to the extent relating to the termination of an employee as of the Closing; and

(B)                                Second, (A) to the holders of C-1 Preferred Stock in an amount per share equal to the C-1 Preferred Liquidation Consideration and (B) to the holders of C-2 Preferred Stock in an amount per share equal to the C-2 Preferred Liquidation Consideration; provided that, in the event the Merger Consideration is insufficient to make payment in full to all holders of the Preferred Stock of the Aggregate Liquidation Consideration, then the Merger Consideration shall be distributed among the holders of the Preferred Stock ratably in proportion to the full amounts which they would other be respectively entitled under this Section 2.2(b)(i)(B).

(ii)                                  Upon the payment of any Deferred Merger Consideration or the release of the Expense Fund pursuant to the last sentence of Section 2.7(b):

(A)                              First, the Banker shall, in accordance with payment instructions provided by the Company to Parent prior to the Closing, or such other instruction provided by the Banker to the Payment Agent thereafter, be paid any amounts payable to the Banker under the terms of the Banker Agreement upon the payment of the Deferred Merger Consideration;

(B)                                Second, (x) the Company (or Parent if then administering the payroll of the Company), for the benefit of the Bonus Holders who are current or former employees of the Company (“Employee Bonus Holders”), shall be paid any and all amounts payable to the Employee Bonus Holders under their respective Transaction Bonus Agreements upon the payment of the Deferred Merger Consideration or the release of the Expense Fund, and the Company (or Parent, if applicable) shall promptly distribute such amount to the Employee Bonus Holders in accordance with the terms of the Transaction Bonus Agreements and (y) the Bonus Holders who are directors and not current or former employees of the Company (the “Non-Employee Bonus Holders”) (which shall be made pursuant to the payment instructions provided by the Company to Parent prior to the Closing, or such other written instructions (including by electronic mail) provided to Parent by such Bonus Holders prior to any subsequent payment of Merger Consideration) shall be paid any and all amounts payable to the Non-Employee Bonus Holders under their respective Transaction Bonus Agreements upon the payment of the Deferred Merger Consideration or the release of the Expense Fund; and

(C)                                Third, the holders of C-1 Preferred Stock and C-2 Preferred Stock shall be paid an amount equal to such Preferred Stockholder’s Pro Rata Interest multiplied by the balance of the Deferred Merger Consideration or amounts released from the Expense Fund remaining following the distributions set forth in Section 2.2(b)(ii)(A) and (B).

(c)                                  To the extent that the Company has cash on hand immediately prior to the Effective Time, the Company shall use such cash to repay in full all of its Bank Debt in the amount set forth on the Balance Sheet less any regularly scheduled payments paid or scheduled to be paid since the Reference Date (the “Repayment Amount from Cash”), and in the event the Company’s cash on hand is insufficient to repay such Bank Debt, or if the amount of such Bank Debt is more than the Repayment Amount from Cash, or if there is any other Bank Debt, then any remaining Bank Debt of the Company shall be paid in full from the Merger Consideration pursuant to Section 2.2(b)(i) above.  If, after repayment of all of the Bank Debt, the Company still has cash on hand, the Company shall use up to, but no more than, Six Hundred Thousand Dollars ($600,000) of such cash to pay all or a portion of the Transaction Expenses, Severance Payments and/or the Transaction Bonuses (the “Other Company Payments”); provided that, the amount by which either (i) the cash on hand is insufficient to pay in full the Other Company Payments or (ii) the Other Company Payments exceed Six Hundred Thousand Dollars ($600,000), shall be paid in full from the Merger Consideration as set forth in Section 2.2(b)(i) above.  In the event the Other Company Payments are paid in full out of the Company’s cash on hand immediately prior to the Effective Time, and the aggregate amount of the Other Company Payments was less than Six Hundred Thousand Dollars ($600,000) and the Company still has cash on hand immediately prior to the Effective Time, the Company may distribute to the Stockholders an amount not to exceed the lesser of (i) the difference between Six Hundred Thousand Dollars ($600,000) and the aggregate amount of the Other Company Payments and (ii) the Company’s cash on hand immediately prior to the Effective Time.

(d)                                 All payments of Merger Consideration shall be distributed in accordance with this Section 2.2, which distribution is set forth in an Excel spreadsheet included herewith as Exhibit A-1.  Such spreadsheet also sets forth all expected Closing Payments and all payments and distributions expected to result from the operation of Section 2.2(c).  Parent and the Company have also prepared a pro forma balance sheet of the Company, giving effect to all such payments and distributions and the Closing, which closing balance sheet is included herewith as Exhibit A-2.  Such spreadsheet and balance sheet are included only as a demonstration, are based on certain assumptions and available information, and the numbers shown therein are subject to change based on different assumptions.  In the event of any conflict between this Agreement and such spreadsheet and/or balance sheet, this Agreement shall control.

2.3                               CLOSING

(a)                                  The closing of the Merger (the “Closing”) will take place (via email, facsimile, telephone, mail and other mutually acceptable means of communication and delivery) simultaneously at the offices of Parent’s counsel, Shipman & Goodwin LLP, in Hartford, Connecticut and the Company’s counsel, Cooley LLP in San Diego, California, immediately following the satisfaction or waiver of the conditions precedent set forth in Sections 7 and 8 of this Agreement.  The date on which the Closing is held is hereinafter referred to as the “Closing Date.”

(b)                                 At the Effective Time, the stock transfer books of Merger Sub will be closed and no transfer of shares of Merger Sub capital stock shall thereafter be made.

2.4                               CLOSING DOCUMENTATION

As a condition of the Closing:

(a)                                  the Company will deliver to Parent:

(i)                                 an opinion of Cooley LLP, counsel to the Company, dated the Closing Date in the form of Exhibit B;

(ii)                                  a Secretary’s Certificate for the Company executed by its secretary certifying as to its respective Organizational Documents, authorizing resolutions and incumbency (the “Secretary’s Certificate”);

(iii)                               a certificate executed by the President of the Company to the effect that each of the conditions specified in Sections 7.1 and 7.2 is satisfied in all respects;

(iv)                              fully executed copies of the following:

(A)                              Written consent in the form attached hereto as Exhibit C (the “Stockholder Consent”) signed by a number of Stockholders sufficient to satisfy the Requisite Stockholder Approval;

(B)                                Resignations in the form attached hereto as Exhibit D (the “Officer and Director Resignations”) from each current executive officer, corporate officer and director of the Company; and

(C)                                Releases in the form attached hereto as Exhibit E (the “Director Release”) from the current and prior directors of the Company set forth on Schedule 2.4(a)(iv).

(vi)                              such other documents as Parent and Merger Sub may reasonably request for the purpose of (A) evidencing the accuracy of any of the Company’s representations and warranties, (B) evidencing the performance by the Company of, or the compliance by the Company with, any covenant or obligation required to be performed or complied with by the Company, (C) evidencing the satisfaction of any condition referred to in Section 7 hereof, or (D) otherwise facilitating the consummation or performance of any of the Contemplated Transactions;

(b)                                 Parent and Merger Sub will deliver to the Company:

(i)                                     a Secretary’s Certificate for each of Parent and Merger Sub executed by each of their respective secretaries, certifying as to Parent and Merger Sub’s respective Organizational Documents, authorizing resolutions and incumbency;

(ii)                                  a certificate executed by the President or Chief Financial Officer of each of Parent and Merger Sub to the effect that each of the conditions specified in Sections 8.1 and 8.2 is satisfied in all respects; and

(iii)                               such other documents as the Company may reasonably request for the purpose of (1)  evidencing the accuracy of any representation or warranty of Parent and Merger Sub, (2) evidencing the performance by Parent and Merger Sub of, or the compliance by Parent and Merger Sub with, any covenant or obligation required to be performed or complied with by Parent and Merger Sub, (3) evidencing the satisfaction of any condition referred to in

Section 8, or (4) otherwise facilitating the consummation of any of the Contemplated Transactions;

(c)                                  Parent and Merger Sub will make payment of the Initial Merger Consideration as set forth in Section 2.2(b);

2.5                               WITHHOLDING

Parent, the Company and the Payment Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Stockholder or Bonus Holder such amounts as Parent, the Company or the Payment Agent shall reasonably determine in good faith are required to be deducted and withheld under the IRC, or any provision of federal, state, local or foreign tax law.  Any such withheld amounts will be timely paid over to the appropriate taxing authority and will be treated for all purposes of this Agreement as having been paid to the Stockholder or Bonus Holder for which such deduction and withholding were made.

2.6                               DISSENTING SHARES

(a)                                  Notwithstanding anything to the contrary in this Agreement, Shares held by any Stockholder who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL or dissenter rights for such shares in accordance with Chapter 13 of the CCC (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL or Chapter 13 of the CCC with respect to such shares) shall not be converted into or represent the right to receive any Merger Consideration, but the holder of the Dissenting Shares shall be entitled only to such rights as are granted by applicable Legal Requirements (and, subject to Section 2.6(b) below, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL or, if applicable, Chapter 13 of the CCC).

(b)                                 Notwithstanding the provisions of Section 2.6(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under applicable law, then, as of the later of the Effective Time or the occurrence of such event, each of such holder’s Shares shall automatically be converted into and represent only the right to receive the consideration payable in respect thereof, as provided in this Agreement, upon surrender of the applicable Company Certificates, without interest.

(c)                                  The Stockholders of the Company shall be given the notice required by Section 262(d) of the DGCL and Chapter 13 of the CCC in accordance with Section 5.9 herein.

(d)                                 Prior to the Effective Time, the Company shall give Parent (i) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL or Chapter 13 of the CCC and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or the CCC. The Company shall not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle any such demands.

2.7                               STOCKHOLDER REPRESENTATIVE

(a)                                  The Stockholders, by virtue of their approval of this Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Doug Carlisle, together with his permitted successors (the “Stockholder Representative”), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the Merger and the Contemplated Transactions, to exercise all or any powers, authority and discretion to waive any terms and conditions of this Agreement, to give and receive notices on their behalf and to be their exclusive representative with respect to any such matter or Proceeding arising with respect to this Agreement or the Contemplated Transactions, including without limitation, the defense, settlement or compromise of any claim, action or proceeding for which a Parent Indemnified Person or the Stockholders may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.  This power of attorney is coupled with an interest and is irrevocable.  The Stockholder Representative shall not be liable for any action taken or not taken by the Stockholder Representative in connection with the Stockholder Representative’s obligations under this Agreement.  The Stockholder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Stockholder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Stockholder Representative, unless the Stockholder Representative has funds available in the Expense Fund and/or has been provided with other funds, security or indemnities which, in the sole determination of the Stockholder Representative, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in responding to such direction or taking such action.  The Stockholders shall indemnify the Stockholder Representative against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Stockholder Representative (except for those arising out of the Stockholder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.  If the Stockholder Representative shall be unable or unwilling to serve in such capacity, the Stockholder Representative’s successor shall be named by the Majority Holders, who shall serve and exercise the powers of the Stockholder Representative hereunder.

(b)                                 At the Closing, Parent shall cause to be deposited, in an account designated by the Stockholder Representative, $200,000 (the “Expense Fund”) (such account to be designated at least one (1) business day prior to the Closing).  The Expense Fund (and earnings thereon) may be applied as the Stockholder Representative, in its sole discretion, determines to be appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses that the Stockholder Representative incurs in connection with the transactions contemplated by this Agreement, including in connection with the evaluation or defense of any claim for indemnification under this Agreement and for the payment of fees for services rendered to the Stockholders in an amount equal to $10,000 per year (which amount shall be prorated for any partial year of service by the Stockholder Representative).  The balance of the Expense Fund held pursuant to this Section 2.7(b), if any, and any income earned thereon, shall, at such time to be determined in the sole discretion of the Stockholder Representative, be deposited with the Payment Agent and distributed to the Stockholders, the Banker and the Bonus Holders as set forth in Section 2.8.

2.8                               PAYMENT AGENT

(a)                                  At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with U.S. Bank National Association (the “Payment Agent”) for the benefit of the holders of Preferred Stock, cash in an amount equal to (i) the Initial Merger Consideration minus (ii) the Closing Payments (to the extent not paid by the Company out of its cash pursuant to Section 2.2(c) at or prior to the Closing and, in the case of amounts payable to the Banker and the Bonus Holders, to the extent payable out of the Initial Merger Consideration, and, in the case of Severance Payments, to the extent relating to the termination of an employee as of the Closing).  The distribution of the Merger Consideration to the Preferred Stockholders will be governed according to the terms and conditions set forth herein and a payment agent agreement in the form attached hereto as Exhibit F.  Within five (5) business days following the Effective Time, the Payment Agent shall mail to the holders of Preferred Stock as of immediately prior to the Effective Time: (i) a letter of transmittal in the form attached hereto as Exhibit G (which will specify that delivery will be effected, and risk of loss and title to any certificate(s) representing shares of Preferred Stock will pass, only upon receipt of such certificates by the Payment Agent), and (ii) instructions for use in effecting the surrender of stock certificate(s) representing Preferred Stock in exchange for the cash amounts payable in accordance with Section 2.2.  Upon surrender of a stock certificate representing Preferred Stock to the Payment Agent for payment, together with a duly executed letter of transmittal, (A) the holder of such stock certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.2 that is applicable to each share evidenced by such stock certificate and (B) such stock certificate so surrendered shall be canceled.  Any payments by the Payment Agent with respect to the Deferred Merger Consideration and any amount released from the Expense Fund to such holders shall be made promptly following the receipt by the Payment Agent of the funds payable to such holders, and in no event later than two (2) business days following receipt of such payment; provided, that payments to any holder of Preferred Stock that has not satisfied the requirements set forth in this Section 2.8 shall not be made until two (2) business days after such holder satisfies such requirements.  For the avoidance of doubt, Parent or the Payment Agent may deduct and withhold any amount from any payment required to be so deducted and withheld under Section 2.5.

(b)                                 In the event any certificate(s) which formerly represented Preferred Stock has been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the holder thereof in form reasonably satisfactory to Parent, the Payment Agent will pay such holder the payment to which such holder is entitled, as provided in Section 2.2; provided, however, that Parent may, in its sole discretion and as a condition precedent to issuing such payment, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent against any claim that may be made against Parent or the Company with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

3.1                               ORGANIZATION AND GOOD STANDING

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement.  Part 3.1 of the Disclosure Letter sets forth the name, type of legal entity and jurisdiction of organization for each Subsidiary of the Company.  Each Subsidiary of the Company is a duly organized corporation or other legal entity, validly existing, and in good standing, to the extent such concepts exist in the applicable jurisdictions, under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.  The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing, to the extent such concepts exist in the applicable jurisdictions,  under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  The Company has heretofore delivered to Parent true, correct and complete copies of the Organizational Documents of the Company and each of its Subsidiaries that are currently in effect, including all amendments, modifications and supplements thereto.  Such Organizational Documents are all in full force and effect.

3.2                               AUTHORITY; NO CONFLICT; SECURITIES REPRESENTATIONS

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.  The Company has the corporate right, power, authority, and capacity to execute, deliver and perform this Agreement and to perform its obligations under this Agreement.

(b)                                 Except as set forth in Part 3.2(b) of the Disclosure Letter, no Governmental Authorization is necessary on the part of the Company for the consummation of the Merger and the other Contemplated Transactions, except for the filing of the Certificate of Merger as required by the DGCL.  Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution, delivery and performance of this Agreement on the part of the Company nor consummation of the Merger and the other Contemplated Transactions nor compliance by the Company with all of the provisions hereof and thereof, will (i) conflict with or result in any violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) violate any Legal Requirement, Governmental Authorization or Order applicable to the Company or any of its Subsidiaries, or by which any of their properties or assets is bound, or (iii) result in a violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default under, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase by any other Person under, any of the terms, conditions or provisions of any Contract.

3.3                               CAPITALIZATION; SUBSIDIARIES; CERTAIN DIRECTORS

(a)                                  The authorized equity securities of the Company consist of 128,258,825 shares of Common Stock and 78,205,680 shares of Preferred Stock, of which 29,373,632 shares of Common Stock and 70,678,944 shares of Preferred Stock are issued and outstanding as of the date hereof.

(b)                                 The respective ownership percentages of the Stockholders and the number of Shares owned by each as of the date hereof are reflected in Part 3.3(b) of the Disclosure Letter.

(c)                                  The Stockholders are the record and, to the Company’s Knowledge, beneficial owners and holders of all of the Shares. Except as set forth on Part 3.3(c) of the Disclosure Letter, to the Company’s Knowledge no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company, other than legends restricting transfer in accordance with applicable securities laws.

(d)                                 Part 3.3(d) of the Disclosure Letter lists for each Subsidiary its equity securities, the number and type of equity securities issued and outstanding, and the identity of each holder (of record and beneficially) of all of such equity securities and the number of equity securities held by each holder (the “Subsidiary Securities”).  The Subsidiary Securities are owned of record and beneficially by the Company, free and clear of all Encumbrances, except for Permitted Encumbrances and applicable securities laws.

(e)                                  Except for the Shares and the Subsidiary Securities and as disclosed in Part 3.3(e) of the Disclosure Letter, there are no (i) equity securities or other securities bearing voting or other equity rights, whether contingent or not, of the Company or any Subsidiary outstanding; (ii)  preemptive rights, subscriptions, puts, options, warrants, calls, commitments or other rights, contractual or otherwise, to purchase or acquire any capital stock or equity securities from the Company or any Subsidiary to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound; (iii) Contracts by which the Company or any Subsidiary is, or may become, bound to issue any additional equity interests or any options, warrants or other rights with respect thereto, or any securities convertible or exchangeable into any equity interests; or (iv) restrictions upon the voting or transfer of any of the Shares or Subsidiary Securities pursuant to any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound.

(f)                                    All of the outstanding Shares and Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

(g)                                 No Shares or Subsidiary Securities have been issued in violation of the preemptive rights of any Person or any Contract or any Legal Requirement.

(h)                                 Neither the Company nor any Subsidiary owns, or is a party to or bound by any Contract to acquire, any equity security of any other Person or any direct or indirect equity or ownership interest in any other business.  Neither the Company nor any Subsidiary is obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

(i)                                     The Company has three (3) Subsidiaries, as set forth in Part 3.3(d) of the Disclosure Letter.  Except as set forth in Part 3.3(i) of the Disclosure Letter, the Subsidiaries organized outside of the United States have no employees, operations, agreements, revenue, expenses or liabilities of any kind.

(j)                                     Schedule 3.3(j) lists all directors of the Company who currently serve or who have served as directors of the Company at any time since December 1, 2005, excluding, however, directors who are or were at such time employees of the Company, or who are or were at such time independent, outside directors not employed by the Company and not associated with any investor in the Company.

3.4                               FINANCIAL STATEMENTS; ACCOUNTS RECEIVABLE; PRE-BILL

(a)                                  The Company has delivered to Parent: (a)   audited consolidated balance sheets of the Company and its Subsidiaries as of December 31 2010  and 2009 and the related audited consolidated statement of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of its independent certified public accountants, (b) an unaudited consolidated balance sheet of the Company and its Subsidiaries for the ten (10) months ended October 31, 2011 (the “Balance Sheet”), and the related unaudited consolidated statement of income and cash flow for the ten (10) months then ended, including in each case the notes thereto, if any (collectively, the “Financial Statements”).  The Financial Statements are true and complete in all material respects and fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of interim Financial Statements, to the absence of notes and share-based compensation, and to normal year-end audit adjustments.

(b)                                 The Accounts Receivable listed on the Balance Sheet are bona fide and good, and are collectible in the ordinary course in the amount shown on the books of account of the Company or any Subsidiary, net of a reserve in the amount of $75,000.  No Accounts Receivable has been released by the Company or any Subsidiary, in whole or in part, so as to reduce its value below the amount shown on the Balance Sheet. Except as set forth on Part 3.4(b)(i) of the Disclosure Letter or as reflected in the Balance Sheet, there are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by the Company or any Subsidiary prior to the Effective time.  Part 3.4(b)(ii) of the Disclosure Letter provides an accurate and complete breakdown and aging of all Accounts Receivable as of the Reference Date.

(c)                                  Neither the Company nor any Subsidiary pre-billed or received payment for products to be sold, services to be rendered, or expenses to be incurred by them subsequent to the Reference Date, except in the ordinary course of the business and consistent with the Company’s and such Subsidiary’s prior practice, with a corresponding current liability included on the Balance Sheet.

3.5                               BOOKS AND RECORDS

(a)                                  The books of account and other Records of the Company are, in the aggregate, complete and correct and represent actual, bona fide transactions.  The Company has established and maintains effective internal control over financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including designing and implementing programs and controls to prevent, detect and correct fraud.

(b)                                 The minute books of the Company and each Subsidiary contain materially complete and correct records of all meetings held of, and actions taken by written consent of, the holders of voting securities, the board of directors or Persons exercising similar authority, and committees of the board of directors or such Persons of the Company or such Subsidiary, and no meeting of any such holders, board of directors, Persons, or committee has been held and no material action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books.   The Company and each Subsidiary has at all times maintained materially complete and correct records of all issuances and transfers of its equity securities.  At the Closing, all such minute books and records will be in the possession of the Company and located at 9920 Pacific Heights Boulevard, Suite 200, San Diego, CA 92121.

3.6                               TITLE TO ASSETS; ENCUMBRANCES

The Company and each of its Subsidiaries owns all material assets reflected as owned by the Company or a Subsidiary on the Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances and as set forth in Part 3.6 of the Disclosure Letter.  All assets purchased or otherwise acquired by the Company or any Subsidiary since the Reference Date are owned by the Company or one of its Subsidiaries free and clear of all Encumbrances other than Permitted Encumbrances and as set forth in Part 3.6 of the Disclosure Letter.  A copy of the fixed asset list for the Company and each Subsidiary with a book value in excess of $1,000 is attached to this Agreement as Schedule 3.6 and contains a complete and correct list of the fixed assets of the Company and each Subsidiary with a book value in excess of $1,000 as of the date hereof.

3.7                               CONDITION AND SUFFICIENCY OF ASSETS

As of the date hereof, all of the tangible personal property included in Schedule 3.6 that is material to the conduct of the Company’s business as conducted on the date hereof is in good operating condition and repair, ordinary wear and tear excepted.  The Company and its Subsidiaries own or have sufficient rights to use all the assets, other than immaterial assets, used in the conduct of the Company’s business as conducted on the date hereof.

3.8                               TAXES

(a)                                  Except as set forth in Part 3.8(a) of the Disclosure Letter, the Company and each of its Subsidiaries has filed or caused to be filed (on a timely basis) all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements.  Neither the Company nor any Subsidiary has requested nor is currently the beneficiary of any extension of time within which to file any Tax Return except as set forth in Part 3.8(a) of the Disclosure Letter.  The Company has delivered or made available to Parent copies of all Tax Returns filed by the Company and its Subsidiaries for all tax years beginning with 2004, together with all related examination reports and statements of deficiency for all periods from and after such tax year.  The Company and each Subsidiary has paid, or made provision for the payment of, all Taxes that have or may become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by it.  Any tax installments due by the Company or any of its Subsidiaries in respect of the current tax year of the Company or such Subsidiary have been made as required.  Except to the extent provided for, neither the Company nor any Subsidiary is liable for any Taxes due for any periods ending on or before the Effective Time.

(b)                                 All Tax Returns filed by the Company and its Subsidiaries are true, correct, and complete in all material respects.

(c)                                  Except as otherwise set forth in Part 3.8(c) of the Disclosure Letter, (i) no deficiencies for Taxes with respect to any Tax Return of the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body; (ii) there are no pending audits, investigations or claims for or relating to any material liability in respect of Taxes with respect to any such Tax Return, and there are no matters under discussion with any Governmental Body with respect to Taxes with respect to any Tax Return of the Company or any of its Subsidiaries; and (iii) all Taxes that the Company or any Subsidiary has been required to collect or withhold have been duly collected or withheld and, to the extent required when due together with employer’s share of any amounts in connection with the amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have been or will be duly and timely paid to the proper Governmental Body.

(d)                                 Except as otherwise set forth in Part 3.8(d) of the Disclosure Letter, neither the Company nor any Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the IRC other than a group of which the Company was the parent, nor has the Company or any of its Subsidiaries, or any predecessor or Affiliate of the Company or any of its Subsidiaries, become liable (whether by contract, as transferee or successor, by law or otherwise), for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of applicable law.

(e)                                  Neither the Company nor any Subsidiary has in place any currently effective waiver of any statute of limitations with respect to Taxes or an agreement to an extension of time with respect to a Tax assessment or deficiency.

(f)                                    Neither the Company nor any Subsidiary is a party to any contract or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the IRC (or any corresponding provision of state, local or foreign Tax law) or that would not be deductible by the Company or its any of its Subsidiaries by reason of Section 162 of the IRC.

3.9                               EMPLOYEE BENEFITS; EMPLOYMENT MATTERS

(a) Except as set forth on Part 3.9(a) of the Disclosure Letter, neither the Company nor any Subsidiary is, and, as of the Effective Time will be, a party to any employment, severance or consulting agreement or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor, to the Knowledge of the Company, has there been any unionization activity.  The Company and each of its Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, workers’ compensation, Social Security, payroll, withholding and similar Taxes, and are not liable for any arrears of wages, compensation fund contributions or any Taxes or penalties for failure to comply with such laws.  No employee of the Company or any Subsidiary has given any written notice or, to the Knowledge of the Company, otherwise provided notice of an intent to terminate his or her relationship with the Company or such Subsidiary.  Except as otherwise required by applicable Legal Requirements, all employees are terminable at will by the Company or each Subsidiary.

(b)                                 Part 3.9(b) of the Disclosure Letter lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and (ii) all profit sharing, stock bonus, pension, 401(k), ESOP, savings, medical, dental, disability, life or accident insurance, bonus, incentive, stock option, deferred compensation (as defined in Section 409A of the IRC) and other similar material compensation or employee benefit plans, funds, programs or arrangements, which are maintained for the benefit of, or relate to any or all current employees of the Company and its Subsidiaries (the plans referred to in clauses (i) and (ii) being collectively referred to as the “Plans”).  Except as set forth on Part 3.9(b) of the Disclosure Letter, no Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC (each a “Deferred Compensation Plan”).  Each Deferred Compensation Plan complies in all material respects with Section 409A of the IRC.  Neither the Company nor any Subsidiary has (i) granted any Person an interest in any Deferred Compensation Plan that is, or upon the lapse of a substantial risk or forfeiture with respect to such interest will be, subject to the Tax imposed by Section 409A(a)(1)(B) or Section 409A(b)(5)(A) of the IRC, or (ii) materially modified any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(1)(B) or Section 409A(b)(5)(A) of the IRC.

(c)                                  The Company has furnished or made available to Parent (i) a complete and correct copy, as of the date hereof, of each document constituting a part of each Plan, (ii) the most recent annual report (Form 5500 Series), including all applicable schedules, if required, with respect to each Plan, (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists, and (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS.

(d)                                 None of the Plans is a multiemployer plan within the meaning of Section 4001 of ERISA.

(e)                                  Each of the Plans is and has been operated and maintained in all material respects in accordance with its terms and with the requirements of all applicable statutes, orders and governmental rules and regulations, including, but not limited to, the IRC and ERISA.

(f)                                    There are no audits, inquiries, submissions, or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, Department of Labor (the “DOL”) or other governmental agency with respect to any Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued.

(g)                                 Each Plan intended to be qualified under Section 401(a) of the IRC and each trust intended to qualify under Section 501(a) of the IRC has received a favorable determination letter (or if applicable, advisory or opinion letter) from the IRS that has not been revoked.  To the Knowledge of the Company, no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Plan.  Neither the Company nor any Subsidiary has a commitment to establish any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law or as set forth in Part 3.9(g) of the Disclosure Letter).  Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

(h)                                 Neither the Company nor any Subsidiary has at any time maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the IRC and at no time has the Company or any Subsidiary contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the IRC.

(i)                                     To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the IRC or Sections 406 and 407 of ERISA, not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.  To the Knowledge of the Company, neither the Company, any Subsidiary nor any officer or director of the Company or any Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the IRC or Title I of ERISA.

(j)                                     None of the Plans promises or provides medical or other welfare benefits to any former employee of the Company or any Subsidiary except as required by COBRA or other applicable law, and neither the Company nor any Subsidiary has represented, promised or contracted (whether in oral or written form) to provide welfare retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by law.

(k)                                  Except as otherwise set forth on Part 3.9(k) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment or benefit becoming due to any shareholder, director or employee of the Company or any Subsidiary under any Plan or otherwise, including without limitation, cash payments, forgiveness of indebtedness, assumption of tax liability, severance benefits or vesting acceleration and any agreement or understanding between the Company or any of its Subsidiaries and any such employee relating to any such payment or benefit, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(l)                                     Part 3.9(l) of the Disclosure Letter sets forth, as of December 6, 2011, a complete list of (i) the employees of the Company and each of its Subsidiaries as of the date hereof,  (ii) the employer of each such employee, and (iii) the date of hire, title, current compensation of each such employee (including base salary and expected and potential target bonuses), any auto allowance, guaranteed bonus, on target commission, contractual severance right, current paid time off accrual and current paid time off balance.

(m)                               To the Company’s Knowledge, (i) no present or former employee has claimed that the Company or any of its Subsidiaries is in violation of any material term of any employment Contract or compensation arrangement, (ii) no third party has claimed that any current or former employee of the Company or any of its Subsidiaries has breached his or her duties under any confidentiality agreement, nondisclosure agreement, noncompetition agreement or any restrictive covenant running in favor of third party, (iii)  no third party has claimed that any current or former employee of the Company or any of its Subsidiaries has disclosed or utilized any trade secret or proprietary information or documentation of such third party, (iv) no third party has claimed that any current or former employee of the Company or any of its Subsidiaries has interfered in the employment relationship between such third party and any of its current or former employees and (v) no third party has claimed that any current or former employee of the Company or any of its Subsidiaries has employed any trade secret, information or documentation proprietary to any former employer or other third party, or violated any confidential relationship with any such third party in connection with the development or sale of any product or the development or sale of any service of the Company or any of its Subsidiaries.

3.10                        COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)                                  Except as set forth in Part 3.10(a) of the Disclosure Letter, the Company and each Subsidiary is in material compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets as of the date hereof, except where the failure to comply would not have a Material Adverse Effect.

(b)                                 Part 3.10(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company and each Subsidiary as of the date hereof.  Each such Governmental Authorization listed or required to be listed in Part 3.10(b) of the Disclosure Letter is valid and in full force and effect and, to the Company’s Knowledge, not subject to any pending or threatened audit, survey, governmental investigation or complaint. The Company and each Subsidiary is in material compliance with the terms and conditions of each such Governmental Authorization.  To the Company’s Knowledge, the Governmental Authorizations listed in Part 3.10(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company and each Subsidiary to lawfully conduct and operate its business in the manner in which it currently conducts and operates its business on the date hereof.  No loss, modification, suspension, cancellation or expiration of any such Governmental Authorization is pending or, to the Knowledge of the Company, threatened, other than pursuant to the terms of such Governmental Authorizations.  To the Company’s Knowledge, all applications required to have been filed for the renewal or reissuance of the Governmental Authorizations listed in Part 3.10(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where such failure to file could not individually or in the aggregate result in a Material Adverse Effect

3.11                        LEGAL PROCEEDINGS; ORDERS

(a)                                  Except as set forth in Part 3.11(a) of the Disclosure Letter:

(i)                                     there is no Proceeding pending or to the Company’s Knowledge, threatened against or affecting the Company, any of its Subsidiaries or their employees relating to the Company’s or such Subsidiaries business, or any of the assets owned or used by the Company or any of its Subsidiaries on the date hereof;

(ii)                                  the Company and each Subsidiary has at all times since January 1, 2009 been in compliance with each Legal Requirement that is or was applicable to it or the conduct of its business or the ownership or use of any of its assets, except where the failure to so comply could not individually or in the aggregate result in a Material Adverse Effect;

(iii)                               to the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would reasonably be expected to constitute or result in a violation by the Company or any Subsidiary of, or a failure on the part of the Company or any Subsidiary to comply with, any Legal Requirement, or (B) would reasonably be expected to give rise to any obligation on the part of the Company or any Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action, except where such violations or failure to comply could not individually or in the aggregate result in a Material Adverse Effect; and

(iv)                              since January 1, 2009, neither the Company nor any Subsidiary has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement by the Company or any Subsidiary, or (B) any actual, alleged, or potential obligation on the part of the Company or any Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action.

3.12                        ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.12 of the Disclosure Letter, since the Reference Date, neither the Company nor any Subsidiary has:

(a)                              suffered any Material Adverse Effect or the occurrence of any event or circumstance that would reasonably be expected to have a Material Adverse Effect;

(b)                                 suffered any material damage, destruction or loss, whether or not covered by insurance, adversely affecting its properties or its business;

(c)                                  declared or paid or agreed to declare or pay any dividends or distributions of any cash or other assets of any kind whatsoever or issued or agreed to issue any capital stock or rights, options or warrants to acquire any capital stock of the Company or any Subsidiary;

(d)                                 mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets, tangible or intangible, other than Permitted Encumbrances;

(e)                                  sold or transferred any of its material assets, property or rights, or canceled or agreed to cancel any of its debts or claims other than in the ordinary course of business;

(f)                                    incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any labor dispute;

(g)                                 increased the amount of its Debt by more than $10,000 in the aggregate;

(h)                                 entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights, other than with Parent;

(i)                                     placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices, entered into agreements with customers under conditions relating to price, terms or payment, time or delivery, or like matters materially different from the conditions regularly and usually specified in customer agreements, or otherwise operated its business other than in the ordinary course consistent with past practice with respect to Accounts Receivable, accrued expenses, payables, collections, deposits and other matters that may materially affect the Company’s assets and liabilities;

(j)                                     made any change in the accounting practices or methods followed by the Company or any Subsidiary;

(k)                                  engaged in any restructuring or changed its Organizational Documents;

(l)                                     materially increased the level of compensation or benefits for any employee; or

(m)                               entered into an agreement to do any of the foregoing.

3.13                          CONTRACTS; NO DEFAULTS

Part 3.13(a) of the Disclosure Letter lists all Material Contracts.  Each Material Contract listed on Part 3.13(a) of the Disclosure Letter was entered into, arrived at or performed on behalf of the Company or its Subsidiary with the requisite corporate authority and in accordance with the Company’s and such Subsidiary’s customary practices.  The Company and its Subsidiaries have fulfilled all material obligations required pursuant to the Material Contracts to have been performed by the Company or any Subsidiary prior to the date hereof.  Neither the Company nor its Subsidiaries nor, to the Company’s Knowledge, the other parties to such Material Contracts are in material default thereof and all such Material Contracts are valid and in effect, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.  No consent or approval of any Person to a Material Contract is required in connection with the Merger nor does the consummation of the Merger, in and of itself, give any Person to a Material Contract the right to terminate such contract.  Except as set forth on Part 3.13(b) of the Disclosure Letter, no customer, supplier, vendor, partner, reseller or other distributor of the Company or any Subsidiary has given any written notice (including receipt of notice by electronic means, such as email) to the Company or any Subsidiary or, to the Company’s Knowledge, made any threat to the Company or any Subsidiary that such customer, supplier or vendor intends to cancel or otherwise terminate its relationship with the Company or such Subsidiary, materially and adversely change its relationship with the Company or such Subsidiary, substantially reduce the volume of business it currently does with the Company or such Subsidiary or refuse to renew any Material Contract when it expires.  Except as set forth or qualified on Part 3.13(c) of the Disclosure Letter, to the Company’s Knowledge, no customer has issued a request for proposals or quotes or is otherwise engaged in a competitive bidding or proposal process, pursuant to which the customer is seeking proposals for products or services that would substitute for or replace products or services currently provided to that customer by the Company or any Subsidiary.  Except as set forth or qualified on Part 3.13(e) of the Disclosure Letter, the assumptions made by the Company regarding customer revenue and reflected in the pro forma invoice processing and mobility revenue detail provided to Parent on November 23, 2011 were on such date made in good faith and reasonable, and the Company has no Knowledge that such assumptions have become unreasonable.  Except as set forth on Part 3.13(c) of the Disclosure Letter, there are not and since January 1, 2008 there have not been, any claims asserted by any customer, supplier, vendor, partner, reseller or other distributor(whether or not resulting in litigation or threatened litigation) against the Company or any Subsidiary, including without limitation, pursuant to any service level agreement or commitment, warranty, milestone, benchmark or performance standard or other similar commitments of the Company or such Subsidiary.  Except as set forth on Part 3.13(d) of the Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound by any Contract or Legal Requirement under which the Company or any Subsidiary is (A) restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers, in any geographic area, during any period of time or in any segment of any market or (B) restricted from hiring or soliciting any current or former employee of any third party.

3.14                        INSURANCE

(a)                                  The Company has delivered to Parent:

(i)                                     copies of all policies of insurance currently in effect (and material correspondence relating to coverage thereunder) to which the Company or any Subsidiary is a party, an insured, or a beneficiary, or under which the Company or any Subsidiary, or any director, officer, or manager of the Company or any Subsidiary in his or her capacity as such, is covered, a list of which is included in Part 3.14(a) of the Disclosure Letter; and

(ii)                                  any written statement by the auditor of the Company or any Subsidiary or any consultant or risk management advisor provided to or in the possession of the Company or any Subsidiary with regard to the adequacy of its coverage or its reserves for actual or potential claims.

(b)                                 Part 3.14(b) of the Disclosure Letter sets forth:

(i)                                     any self-insurance by or affecting the Company or any Subsidiary, including any reserves established thereunder; and

(ii)                                  any Contract, other than a policy of insurance, for the transfer or sharing of any risk by the Company or any Subsidiary other than Contracts entered into in the ordinary course of business.

(c)                                  Part 3.14(c) of the Disclosure Letter sets forth for the Company and each Subsidiary for the current policy year and each of the preceding three (3) policy years by year a summary of the loss experience under each policy of insurance.

(d)                                 To the Company’s Knowledge, except as set forth in Part 3.14(d) of the Disclosure Letter:

(i)                                     all policies of insurance to which the Company or any Subsidiary is a party, an insured, or a beneficiary or that provide coverage to the Company or any Subsidiary or any director, officer, or manager of the Company or any Subsidiary in such capacity:

(A)                              are valid, outstanding, and enforceable;

(B)                                are issued by an insurer that is financially sound and reputable;

(C)                                taken together, provide adequate insurance coverage for the assets and the operations of the Company and each Subsidiary for all risks normally insured against by a Person carrying on the same business or businesses as the Company or such Subsidiary;

(D)                               are sufficient for compliance with applicable Legal Requirements and all Contracts to which the Company or any Subsidiary is a party or by which it is bound; and

(E)                                 do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Subsidiary;

(ii)                                  since December 31, 2008 neither the Company nor any Subsidiary has received:

(A)                              any refusal of insurance coverage or any written notice that a defense will be afforded with reservation of rights; or

(B)                                any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or will not be renewed or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)                               the Company and each Subsidiary has paid all premiums due, and has otherwise performed its obligations, under each policy of insurance to which it is a party or that provides coverage to it or to any of its directors, officers, or managers, in their capacity as such;

(iv)                              the Company and each Subsidiary has given notice to the insurer of all insured claims known to the Company; and

(v)                                 neither the Company nor any Subsidiary has received any written notice of any, and to the Company’s Knowledge there are no, planned or proposed increases in the premiums or any other adverse change in the terms of any policy of insurance covering the Company or any Subsidiary or any officer, director, or manager of the Company or any Subsidiary in his or her capacity as such other than ordinary course increases.

(e)                                  To the Company’s Knowledge, neither the Company nor any Subsidiary has provided any information to any insurer in connection with any application for insurance currently in effect that could result in (i) cancellation of any insurance policy or bond for the benefit of the Company or such Subsidiary or (ii) denial of coverage for a risk otherwise covered by any such insurance policy or bond.

3.15                        ENVIRONMENTAL MATTERS

Neither the Company nor any Subsidiary is now, or has been in the past three (3) years, in violation of any Legal Requirement relating to the environment or occupational health and safety (“Environmental Laws”) and, to the Company’s Knowledge, no material expenditures are or will be required to be paid in order to comply with any such existing Legal Requirement arising from events or conditions occurring on or before the Closing Date.  Part 3.15 of the Disclosure Letter sets forth all permits, licenses, registrations and certificates (the “Permits”) the Company or any Subsidiary currently holds under any Environmental Laws.  No Hazardous Materials are used or have been used, stored, or disposed of by the Company or any Subsidiary or, to the Company’s Knowledge, by any other Person on any real property owned or occupied by any the Company of any Subsidiary.  For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

3.16                        LABOR RELATIONS; COMPLIANCE

To the Company’s Knowledge there has not been since January 1, 2009, and there is not presently pending, existing or threatened, (a) any strike, slowdown, picketing, or work stoppage, (b) except as set forth in Part 3.16 of the Disclosure Letter, any Proceeding against or affecting the Company or any Subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company, any Subsidiary or their premises, or (c) any application for certification of a collective bargaining agent.  There is no lockout of any employees by the Company or any Subsidiary, and no such action is contemplated.

3.17                        INTELLECTUAL PROPERTY

(a)                                  Part 3.17(a) of the Disclosure Letter sets forth a list of all registrations and applications therefor with respect to Registered IP that is owned by the Company or its Subsidiaries.

(b)                                 Part 3.17(b) of the Disclosure Letter sets forth a list of all Intellectual Property that is not owned by the Company or its Subsidiaries but is used by the Company or any of its Subsidiaries (other than commercially available desktop computer software programs licensed non-exclusively under “shrink wrap” or other comparable standard form licenses) and a list of each license or other agreement under which the Company or any of its Subsidiary uses such Intellectual Property (other than (i) agreements between the Company or its Subsidiaries and their employees and (ii) non-disclosure agreements (collectively, the “Proprietary Rights Agreements”).

(c)                                  Except as disclosed in Part 3.17(c) of the Disclosure Letter, either the Company or one of its Subsidiary possesses sufficient rights, title or interest in and has the right to use all material Intellectual Property used by the Company or any Subsidiary, including, without limitation, the Intellectual Property set forth on Part 3.17(a) and Part 3.17(b) of the Disclosure Letter (“Company Intellectual Property”), free and clear of all Encumbrances (other than the licenses related thereto), and, giving effect to any Consents set forth on Part 3.17(c) of the Disclosure Letter, the execution, delivery and performance of this Agreement shall not affect or alter the right to use any Company Intellectual Property nor result in the levying of any fees, costs or penalties against the Company or any of its Subsidiaries.

(d)                                 Except as disclosed in Part 3.17(d) of the Disclosure Letter, the use of Company Intellectual Property by the Company or any of its Subsidiaries does not infringe on or violate the Intellectual Property of any non-affiliated Person, and no Person, to the Company’s Knowledge, has infringed or violated the Company Intellectual Property.

(e)                                  All Persons who have contributed to the creation, invention or development of Company Intellectual Property have assigned to the Company or one of its Subsidiaries all of their rights therein to the extent such rights are assignable.  The Company and each Subsidiary has taken all reasonable actions to protect and maintain any know-how, trade secrets, confidential information, customer lists or data bases including, without limitation, by requiring employees and consultants to execute confidentiality and non-disclosure agreements. The Company and each Subsidiary has taken all reasonable actions to protect and maintain the confidentiality, integrity and security of its software, databases, systems, networks, and Internet websites, and information stored or contained therein or transmitted thereby, and all transactions consummated in connection therewith, from any unauthorized use, access, material interruption or modification by third parties, including, without limitation, the use of reliable encryption protection (or an equivalent).

(f)                                    The Company and each of its Subsidiaries takes commercially reasonable actions to back up their software, databases and systems in a manner intended to enable resumed or continued functioning in all material respects following a hardware, telecommunications or related interruption or failure.

(g)                                 The Company’s and its Subsidiaries’ proprietary software and software licensed pursuant to a Proprietary Rights Agreement substantially conforms to all written specifications for their use and to the Knowledge of the Company are substantially free of material bugs, errors, viruses and other contaminants.

(h)                                 To the Knowledge of the Company, no material proprietary software product owned by the Company or any of its Subsidiaries is currently required to be distributed in source code form by the GNU General Public License or any other “open source” license agreement, nor is the Company or any of its Subsidiaries in violation of any such agreement.

3.18                        ABSENCE OF UNDISCLOSED LIABILITIES

Neither the Company nor any Subsidiary has any material liabilities or obligations, either accrued, contingent or otherwise, except (a) as have been incurred in the ordinary course of business since the Reference Date, (b) those set forth or adequately provided for in the Balance Sheet;(c) obligations comprised solely of future performance obligations under vendor and customer Contracts; and (d) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

3.19                        DEBT

Set forth in Part 3.19(i) of the Disclosure Letter is a complete and correct list of all Debt of the Company and its Subsidiaries other than trade debt incurred in the ordinary course of business, none of which is overdue unless such trade debt is being contested diligently and in good faith by appropriate proceedings.  The maximum principal or face amounts of the outstanding Debt as of the date hereof are as set forth in Part 3.19(i) of the Disclosure Letter.  All Encumbrances of any nature given or agreed to be given as security for the Debt on any material Asset of the Company or any Subsidiary are correctly described or indicated in Part 3.19(ii) of the Disclosure Letter.

3.20                        REAL ESTATE

Part 3.20 of the Disclosure Letter describes all leases of real property to which the Company or any of its Subsidiaries is a party (the “Leases”).  The Company and its Subsidiaries use no real property other than the real property subject to the Leases.  Other than the leasehold interests created by the Leases, neither the Company nor any Subsidiary holds any interests in real property of any kind.  The Company has delivered to Parent a true, correct and complete copy of the Leases and any and all material ancillary documents pertaining thereto in the Company’s possession (including, but not limited to, all amendments, consents for alterations and documents recording variations).  The Leases are legal, valid, binding and enforceable against the Company or its Subsidiary, as the case may be, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies, and each such Lease is in full force and effect and represents the entire lease agreement between the landlord thereunder and the Company or its Subsidiary with respect to the property subject thereto.  To the Company’s Knowledge, nothing materially impairs the Company’s or the Subsidiary’s ability to enforce its rights under the Leases against the landlord, except as limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (B) general principles of equity that restrict the availability of equitable remedies, and each such Lease.  The Company or its Subsidiaries has undisturbed possession of the premises subject to the Leases and the Leases are in full force and effect and either the Company or one of its Subsidiaries is entitled to the benefits of the Leases in accordance with the terms thereof.  Neither the Company nor any Subsidiary has received any notice of a breach or default under any Lease, and neither the Company nor any Subsidiary has granted to any other non-affiliated Person any irrevocable material rights, adverse or otherwise, under any Lease.  Neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party to any Lease, is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under any Lease.  There is no dispute between the Company or any Subsidiary on the one hand and any landlord on the other hand under the Leases and no waiver, indulgence or postponement of the Company’s or Subsidiary’s obligations thereunder has been granted by any landlord. The rental amount set forth in each of the Leases is the actual rental amount being paid, and there are no separate agreements or understandings with respect to the same.  The premises subject to the Leases are not subject to any zoning ordinance, Encumbrance, or other restriction which would reasonably be expected to have a Material Adverse Effect on the Company or a Subsidiary or the use and enjoyment of such property in the manner in which such property is currently used and enjoyed.  To the Company’s Knowledge, there is no planned or threatened taking or condemnation of all or any part of such premises.

3.21                        CERTAIN PAYMENTS

Since January 1, 2007, neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any of their directors, officers, agents, or employees or any other Person associated with or acting on behalf of the Company or any Subsidiary, has made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other prohibited payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary or any of their Affiliates, in each case, in violation of any statutes, laws or regulations.

3.22                        POWERS OF ATTORNEY

No Person has any power of attorney that is currently in effect to act on behalf of the Company or any Subsidiary other than such powers to so act as normally pertain to the officers of the Company and its Subsidiaries.

3.23                        BROKERS OR FINDERS

Except as listed in Part 3.23 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

3.24                        AFFILIATED TRANSACTIONS

Except (a) as set forth in Part 3.24 of the Disclosure Letter and (b) for any arrangements, relationships or interests that will not continue after the Closing, no Related Person of the Company has any (i) material business arrangement or relationship with the Company or any Subsidiary, (ii) interest in any material asset, real or personal, tangible or intangible, of the Company or any Subsidiary, (iii) to the Company’s Knowledge, claim whatsoever or has brought any Proceeding against, or owes or is owed any amount to or by, the Company or any Subsidiary, or (iv) to the Company’s Knowledge, ownership interest in an entity that is a direct competitor of the Company or any Subsidiary (excepting not more than 5% equity holdings in publicly held and traded companies and 1% equity holdings in private companies, in each case for investment purposes).  Neither the Company nor any Subsidiary is indebted to any officer, director, employee or agent of the Company or any Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any Subsidiary.

3.25                        BANK ACCOUNTS

Part 3.25 of the Disclosure Letter sets forth a correct and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any Subsidiary has a checking account or savings account, safe deposit or lock box and the names and identification of all Persons authorized to draw on it or to have access to it.

3.26                        LIMITATIONS ON WARRANTIES.

Except as expressly set forth in this Agreement, the Company disclaims all liability and responsibility for any representation, warranty, covenant, agreement, or statement made or information communicated (orally or in writing) to Parent by the Company or any of its Affiliates, or by any advisor or representative thereof, whether by use of a “data room,” in any information memorandum or otherwise.  ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.  THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES TO PARENT, EXCEPT AS CONTAINED IN THIS SECTION 3, AND ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY

THE COMPANY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS SECTION 3, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

3.27                        STATEMENTS NOT MISLEADING.

No representation or warranty or other statement made by the Company in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, or the certificates delivered pursuant to this Agreement is false or inaccurate in any material respect or contains or will contain any untrue statement or omits or will omit to state any material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

4.                                      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, on the date hereof as follows:

4.1                               ORGANIZATION AND GOOD STANDING

Parent is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.  Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except in jurisdictions in which failure to qualify would not have a material adverse effect on Parent.

4.2                               AUTHORITY; NO CONFLICT

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.  Each of Parent and Merger Sub has the right, power, and authority to execute, deliver and perform this Agreement and to perform its obligations under this Agreement.

(b)                                 No Governmental Authorization is necessary on the part of Parent or Merger Sub for the consummation by Parent and Merger Sub of the Merger and the other Contemplated Transactions, except for the filing of the Certificate of Merger as required by the DGCL.  Neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor consummation of the Merger and the other Contemplated Transactions hereby and thereby nor compliance by Parent and Merger Sub with all of the provisions hereof and thereof, will (i) conflict with or result in any violation of any provision of the Organizational Documents of Parent or Merger Sub, (ii) violate any Legal Requirement, Governmental Authorization or Order applicable to Parent or Merger Sub, or by which any of their properties or assets is bound, or (iii) result in a violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default under or give rise to any right of termination, cancellation, acceleration, redemption or repurchase by any other Person under, any of the terms, conditions or provisions of any Contract to which either of Parent or Merger Sub is a party.

(c)                                  Parent and Merger Sub are not and will not be required to obtain any Consent from, or provide notice to, any Person in connection with the execution, delivery or performance of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3                               LEGAL PROCEEDINGS; ORDERS

There is no pending Proceeding that challenges, or, to the Knowledge of Parent and Merger Sub, that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Parent’s and Merger Sub’s Knowledge, no such Proceeding has been threatened.

4.4                               BROKERS OR FINDERS

Neither Parent, Merger Sub nor any of their officers and agents will and/or have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.5                               ADEQUATE FUNDS

Parent and Merger Sub currently have and will at the Closing have sufficient cash and cash equivalents available in immediately available funds to pay the Initial Merger Consideration and to pay the other amounts payable by Merger Sub or Parent pursuant to this Agreement, including, without limitation, the Deferred Merger Consideration, and to effect the Contemplated Transactions.

5.                                      COVENANTS OF THE COMPANY

5.1                               OPERATION OF THE BUSINESS OF THE COMPANY

(a)                                  Following the execution of this Agreement until the Closing Date, the Company shall, and shall cause each Subsidiary to:

(i)                                     conduct the business of the Company or such Subsidiary only in the Ordinary Course of Business;

(ii)                                  use its Best Efforts to preserve intact the current business organization of the Company and each Subsidiary, and maintain its relations and goodwill with customers;

(iii)                               report to Parent at such times as Parent may reasonably request concerning the status of its business, condition (financial or otherwise), assets, results of operations, or prospects of the Company and each Subsidiary;

(iv)                              make no material changes in management personnel of the Company or any Subsidiary;

(v)                                 maintain the assets owned or used by the Company and each Subsidiary in a state of repair and condition that complies with Legal Requirements and Contracts and is consistent with the requirements and prior practices of the Company and each Subsidiary;

(vi)                              not terminate or amend any Material Contracts;

(vii)                           comply in all material respects with all Legal Requirements applicable to, and all Material Contracts of, the Company and each Subsidiary;

(ix)                                continue in full force and effect the insurance coverage under the policies set forth in Part 3.14(a) of the Disclosure Letter or substantially equivalent policies;

(x)                                   except as required to comply with ERISA or to maintain qualification under Section 401(a) of the IRC, not amend, modify, or terminate any Employee Plan and, except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan;

(xi)                                maintain all Records of the Company and each Subsidiary consistent with past practice; and

(xii)                             take no action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.12 would be likely to occur.

(b)                                 Notwithstanding the foregoing, the Company may take any and all actions required to comply with this Agreement.

5.2                               CONFIDENTIALITY

Parent and the Company are parties to that certain Confidentiality Agreement dated February 7, 2011, as amended by that certain Letter of Intent between the parties dated as of October 13, 2011 (the “Confidentiality Agreement”) and shall remain bound by the terms of the Confidentiality Agreement.

5.3                               REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, the Company will use Best Efforts to make all filings required by applicable Legal Requirements to be made by it in order to consummate the Contemplated Transactions and will cooperate with Parent and Merger Sub with respect to all filings that Parent and Merger Sub elect to make or are required by applicable Legal Requirements to make in connection with the Contemplated Transactions.

5.4                               DISCLOSURE LETTER

Between the date of this Agreement and the Closing Date, the Company will promptly revise or supplement the Disclosure Letter upon the occurrence of any event or change in condition that would render any disclosure in such Disclosure Letter incorrect as of the Closing Date to reflect information learned or that came into existence after the date of this Agreement and that would be required to be disclosed in one or more parts of the Disclosure Letter if such information was known on the date of this Agreement; provided that, for purposes of determining whether the conditions precedent to Parent’s and Merger Sub’s obligations to Close set forth in Section 7 have been satisfied as of Closing and for purposes of Section 10 of this Agreement, any such addition or supplemental disclosure shall not be taken into account (i.e. if a representation or warrant becomes untrue or incorrect in a material respect, the disclosure of the relevant facts, circumstances or information shall not be deemed to make the representation or warranty true or correct).

5.5                               NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, the Company and its Subsidiaries, and any of their Affiliates or Representatives shall discontinue all discussions or negotiations with other prospective purchasers of all or any substantial portion of the Company’s or any Subsidiary’s business, assets or securities, and they will not direct or in any way assist or cooperate with any of the Stockholders to, whether directly or indirect, solicit, or knowingly encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any discussions or negotiations with respect to the sale of all or any substantial portion of the Company’s or any Subsidiary’s business, assets or securities, or any merger or consolidation, except for inquiries or proposals from, or discussion with, Parent and its authorized Representative.

5.6                               BEST EFFORTS

Between the date of this Agreement and the Closing Date, the Company will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

5.7                               OPTIONS; WARRANTS

Prior to the Effective Time, the Company shall take all necessary action to ensure that the options and warrants for capital stock of the Company shall be terminated without any further rights thereunder.

5.8                               DIRECTORS AND OFFICERS INDEMNITIES AND INSURANCE

(a)                                  From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and any Person as in effect on the date of this Agreement (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”); provided that the directors of the Company set forth on Schedule 2.4(a)(iv) shall have entered into the Director Releases as required by Section 2.4(a)(iv)(C), and therefore each of such directors shall be indemnified by the Company only to the extent that proceeds of the insurance policy described in Section 5.8(b) below (the “D&O Policy”) are actually made available to such directors, or to the Company or Parent.  Parent shall cause the certificate of incorporation and bylaws of Merger Sub and the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, except for amendments or modifications that give effect to the Director Releases.  Parent shall honor in accordance with their terms all indemnification agreements entered into by the Company with any current or former director, officer or agent that are in effect prior to the execution of this Agreement, subject, however, to the effect of the Director Releases.

(b)                                 Prior to the Closing, the Company shall cause coverage to be extended under the Company’s current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms that are at least as favorable to the insureds as the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing.  Parent shall not, and shall cause the Company and its Subsidiaries not to, terminate, amend or otherwise modify such “tail” policy in any material respect.

(c)                                  In connection with any Released Claim, Parent shall cause the Surviving Corporation to (i) make available to the applicable director all books, records and other documents and materials that are under the direct or indirect control of the Surviving Corporation or any of its Affiliates and that such director reasonably considers necessary or desirable for the defense of such Released Claim; and (ii) otherwise fully cooperate as reasonably requested by such director in the defense of such Released Claim.

(d)                                 This Section 5.8 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Parent, the Surviving Corporation and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

5.9                               NOTICE OF ACTION TAKEN; APPRAISAL RIGHTS

At Closing, but in any event within the time required by Section 262 of the DGCL and Chapter 13 of the CCC, the Company shall mail to each Stockholder who did not execute the Stockholder Consent, a written communication in form to be prepared by the Company and approved by Parent and which shall (a) contain a brief description of the Contemplated Transactions, (b) notify such Stockholders that the Stockholder action set forth in the Stockholder Consent has been taken by non-unanimous written consent, as required by Section 262 of the DGCL and Chapter 13 of the CCC, (c) notify such Stockholders that appraisal rights are available for Shares held by such Stockholder, and include a copy of Section 262 of the DGCL in satisfaction of the Company’s obligations under Section 262(d)(2) of the DGCL, and (d) notify such Stockholders that dissenters rights are available for Shares held by such Stockholder, and include a copy of Sections 1300, 1302, 1303 and 1304 of Chapter 13 of the CCC, a statement of the price determined by the Company to represent the fair market value of the Shares and a brief description of the procedure to be followed if such Stockholders desire to exercise their rights under Chapter 13 of the CCC.

5.10                        EMPLOYEE BENEFITS

(a)                                  The Company shall take or cause to be taken all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Plan that contains cash or deferred arrangement intended to qualify under 401(k) of the IRC (a “Company 401(k) Plan”).  If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption of by the Company Board of Directors of resolutions authorizing the termination of each Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent).  The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(b)                                 To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Merger, the Company and Parent shall consult to ensure that such notification or consultation requirements are complied with prior to the Effective Time.  Prior to the Effective Time, the Company shall consult and cooperate with Parent regarding, provide Parent with the opportunity to review and comment on, and reasonably consider all comments made by Parent on, communications with employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation.

6.                                      COVENANTS OF PARENT AND MERGER SUB

6.1                               APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Parent and Merger Sub will, and will cause each of their Related Persons to, make all filings required by applicable Legal Requirements to be made by them to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Parent and Merger Sub will, and will cause each of their respective Related Persons to, (i) cooperate with the Company with respect to all filings that the Company is required by applicable Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Company in obtaining all Government Authorizations identified in Part 3.2(b) of the Disclosure Letter.

6.2                               BEST EFFORTS

Between the date of this Agreement and the Closing Date, Parent and Merger Sub will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.3                               EMPLOYEE BENEFITS

(a)                                  Except as set forth on Schedule 6.3 hereto, as of the Effective Time, the Surviving Corporation shall provide each employee of the Company that remains employed with the Surviving Corporation or its successor after the Effective Time (the “Continuing Employees”) with compensation and employee benefits that are substantially equivalent to those provided by the Company as of the date hereof.  Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to use commercially reasonable efforts to, (i) provide that for purposes of eligibility to participate and vesting in benefits and benefit accruals in the case of paid time-off, the Continuing Employees will be credited with their years of service with the Company and its Subsidiaries and any predecessors thereof, to the extent such service was taken into account for comparable purposes under the applicable Plans prior to the Effective Time, (ii) provide that the eligibility of the Continuing Employees to participate in any welfare benefit plan or program of the Company, Parent or their respective Subsidiaries, as applicable, will not, subject to the terms of the applicable plans and applicable law, be subject to any eligibility waiting periods, evidence of insurability requirements or pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Plans prior to the Effective Time) and (iii) provide that each Continuing Employee will be given credit for all amounts paid by such Continuing Employee under any similar benefit plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, Surviving Corporation, or any of their respective subsidiaries for the plan year in which the Effective Time occurs.

(b)                                 Parent agrees to take all action reasonably required to provide that its employee pension benefit plan that is intended to include a Section 401(k) of the IRC arrangement shall accept rollovers from each pension benefit plan of the Company that is intended to include a Section 401(k) of the IRC arrangement, including with respect to plan loans which are outstanding at the Closing Date.

7.                                      CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S OBLIGATION TO CLOSE

Parent’s and Merger Sub’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by Parent and/or Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Parent, in whole or in part):

7.1                               ACCURACY OF REPRESENTATIONS

All of the Company’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) must be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except (a) for changes specifically permitted or required by the terms of this Agreement, and (b) to the extent such representations and warranties speak as of an earlier date; provided that any representation or warranty that contains an express materiality qualification must be true and correct in all respects as of the Closing Date as if made on the Closing Date.

7.2                               THE COMPANY’S PERFORMANCE

(a)                                  Each of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)                                 The documents required to be delivered by the Company to Parent pursuant to Section 2.4(a) must have been delivered to Parent.

(c)                                  No circumstance, change in or effect on the Company or any of its Subsidiaries shall have occurred since the date of this Agreement that has a Material Adverse Effect.

7.3                               STOCKHOLDER APPROVAL

On or before 4:00 pm Eastern U.S. Standard Time on the date of this Agreement, the holders of (i) a majority of the shares of Common Stock and Preferred Stock outstanding on the date of this Agreement, voting together as a single class and on an as converted basis, (ii) a majority of the shares of Common Stock outstanding on the date of this Agreement and (iii) a majority of the shares of Preferred Stock outstanding on the date of this Agreement, voting as a single class and on an as-converted basis, shall approve and adopt this Agreement, the Merger and the other Contemplated Transactions (the “Requisite Stockholder Approval”).

7.4                               TERMINATION OF AGREEMENTS

All agreements (other than the Organizational Documents of the Company) among the Company and any of its securityholders or optionholders providing for registration rights, rights of first refusal, and rights of co-sale, of any of the Shares, relating to the voting of Company securities or requiring the Company to obtain the consent or approval or any such securityholders prior to consummating the Contemplated Transactions, including without limitation all of the agreements listed on Schedule 7.4 shall have been terminated in their entirety effective upon or before the Effective Time.

7.5                               NO PROCEEDINGS

There must not have been commenced against Parent or Merger Sub, or against any Person affiliated with Parent or Merger Sub, any Proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions.

7.6                               NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of any applicable Legal Requirement or Order.

8.                                      CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION TO CLOSE

The Company’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Company, in whole or in part):

8.1                               ACCURACY OF REPRESENTATIONS

All of Parent’s and Merger Sub’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except (i) for changes specifically permitted or required by the terms of this Agreement, and (ii) to the extent such representations and warranties speak as of an earlier date; provided that any representation or warranty that contains an express materiality qualification must be true and correct in all respects as of the Closing Date as if made on the Closing Date.

8.2                               PARENT’S PERFORMANCE

(a)                                  Each of the covenants and obligations that Parent and Merger Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)                                 The documents required to be delivered by Parent and Merger Sub to the Company pursuant to Section 2.4(b) must have delivered to the Company and Parent must have made the payments of the Initial Merger Consideration as set forth in Section 2.2(b).

8.3                               NO PROCEEDINGS; NO PROHIBITION

There must not have been commenced against the Company, or against any Person affiliated with the Company, any Proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of any applicable Legal Requirement or Order.

9.                                      TERMINATION

9.1                               TERMINATION EVENTS

This Agreement may, by written notice given prior to or at the Effective Time, be terminated:

(a)                                  by Parent if (i) the Company or any of its Subsidiaries makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, or (ii) the Requisite Stockholder Approval is not received within two business days following the execution hereof (which receipt has not been cured prior to Parent’s notice to terminate pursuant to this Section 9.1(a));

(b)                             by mutual consent of Parent and the Company;

(c)                              by either Parent or the Company in the event that any Governmental Body shall have issued on order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling or other action shall have become final and not appealable; or

(d)                                 by either Parent or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before 4:00 pm Eastern U.S. Standard Time on the date of this Agreement, or such later date as the parties may agree upon in writing; provided that, the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in the failure of the Closing to occur on or prior to such date.

9.2                               EFFECT OF TERMINATION

In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party for any willful breach of covenants under this Agreement by any party prior to such termination.

10.                               INDEMNIFICATION; REMEDIES

10.1                        SURVIVAL; REMEDIES

(a)                                  All representations and warranties made by the Company and Parent herein or in any certificate, document, writing or instruction delivered pursuant to this Agreement shall survive the Closing and expire at 6:00 p.m., Delaware time, on the eighteen (18) month anniversary of the Closing Date (the “Expiration Time”).  All covenants and agreements of the parties contained in this Agreement or in any certificate, document, writing or instruction delivered pursuant to this Agreement that are to be performed at or prior to the Closing shall expire on the Closing Date.  No claim may be asserted under Section 10.2 or 10.3 after the Expiration Time.

(b)                                 The waiver of any condition relating to any representation, warranty, covenant or obligation will not affect the right to indemnification, payment, reimbursement or other remedy based upon such representation, warranty, covenant or obligation.

10.2                        INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE COMPANY

(a)                                  Subject to the limitations set forth in Section 10.4, by approval of this Agreement and the Merger, the Stockholders agree that the Deferred Merger Consideration shall be available to indemnify and hold harmless Parent, Merger Sub, the Surviving Corporation and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each a “Parent Indemnified Person”) from and against any and all losses, damages (excluding incidental, consequential or special damages (other than any such damages (i) awarded to a third party in connection with a third party claim or (ii) that are a reasonably foreseeable result of any breach giving rise to indemnity without regard to special circumstances, other than special circumstances existing with respect to the manner in which the Company has operated its business), and punitive damages (other than those awarded to a third party in connection with a third party claim)), costs, expenses (including reasonable costs of investigation and defense), fines, penalties, settlement payments and expenses, governmental fines or fees, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorney’s fees and other reasonable legal and professional costs and expenses, whether or not involving a third- party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(i)                                     any breach of any representation or warranty made by the Company herein;

(ii)                                  any breach of any covenant or obligation of the Company (to the extent required to be performed or complied with by the Company prior to the Closing) in this Agreement;

(iii)                               all Taxes for all periods prior to and including the Closing Date (but only to the extent such Taxes exceed any reserve on the Balance Sheet and crediting any tax refund that the Company may receive with respect to any such period and adjusting such reserve for the amount of payroll taxes paid or incurred by the Company after the Reference Date in the ordinary course of business), subject, in the case of sales Taxes, to the provisions of Schedule 10.2(a)(iii), which shall be binding on the parties;

(iv)                              any Damages resulting from the exercise of dissenter rights or other claim or demand by any Stockholder in its capacity as a stockholder of the Company either in connection with the Merger and the Contemplated Transactions or otherwise (including without limitation, any appraisal costs or other payments owed to such Stockholders in connection with the Merger and the Transactions in excess of the Merger Consideration);

(v)                                 any claim by any Person to the effect that such Person has or had an equity interest in the Company as of or prior to the Closing, or for indemnification as an officer or director of the Company with respect to pre-Closing periods;

(vi)                              any Severance Payment, to the extent not paid out of the Initial Merger Consideration or funded by the Company pursuant to Section 2.2(c);

(vii)                           any Proceeding pending against the Company or any Subsidiary as of Closing; and

(viii)                        the Company’s failure to pay in full the Bank Debt, the Transaction Expenses, the Transaction Bonuses or any amounts payable to the Banker.

(b)                                 Notwithstanding the foregoing, no indemnification shall be required under this Section 10.2 unless the Closing shall have occurred.  Parent and Merger Sub acknowledge and agree that the Company shall not have any liability under any provision of this Agreement for any Damages to the extent that such Damages relate to actions taken by or omitted to be taken by Parent, Merger Sub or the Surviving Corporation after the Closing Date or such Damages arise in the conduct of the business of the Surviving Corporation after the Closing Date.

10.3                        INDEMNIFICATION AND PAYMENT OF DAMAGES BY PARENT, MERGER SUB AND SURVIVING CORPORATION

(a)                                  Subject to the limitations set forth in Section 10.4, the Stockholders shall be indemnified and held harmless by Parent for any and all Damages arising out of or resulting from:

(i)                                     any breach of any representation or warranty made by Parent or Merger Sub herein; or

(ii)                                  any breach by Parent, Merger Sub or the Surviving Corporation (to the extent required to be performed or complied with by the Surviving Corporation after the Closing) of any covenant or obligation of Parent, Merger Sub or the Surviving Corporation in this Agreement.

(b)                                 Notwithstanding the foregoing, no indemnification shall be required under this Section 10.3 unless the Closing shall have occurred.

10.4                        LIMITATIONS

(a)                                  The Stockholders will have no liability to any Parent Indemnified Person for aggregate Damages:

(i) under Section 10.2(a)(i) and 10.2(a)(vii) until the total of all Damages of Parent Indemnified Persons with respect to such matters exceeds an amount equal to $100,000, after which the Parent Indemnified Persons would be indemnified back to dollar one of such Damages, such that such amount is a threshold and not a deductible (the “Stockholder Threshold”);

(ii)  under Section 10.2(a)(i) and 10.2(a)(vii) in excess of $3,525,000 (the “General Stockholder Cap”); provided, however, the foregoing limitations shall not apply to any breach of any representations and warranty in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority; No Conflict; Securities Representations), Section 3.3 (Capitalization; Subsidiaries; Certain Directors), the first two sentences of Section 3.6 (Title to Assets; Encumbrances), Section 3.8 (Taxes), and Section 3.23 (Brokers or Finders) of this Agreement (the “Fundamental Representations”);

(iii) under Section 10.2(a)(i) for the breach of any Fundamental Representation or under Sections 10.2(a)(ii), (iii), (iv), (v), (vi) and (viii) in excess of $5,875,000 (the “Special Stockholder Cap”), except as provided in clause (iv) below; and

(iv)  under Section 10.2(a)(iii), but solely with respect to sales and use Taxes, in excess of $9,000,000 (the “Special Tax Cap”).

(b)                                 The provisions of this Section 10 set forth the sole and exclusive remedy of the persons indemnified hereunder with respect to this Agreement or any certificate, document, writing or instrument delivered pursuant to or in connection with this Agreement or any matter or event described herein or therein or transaction contemplated hereby or thereby and the Parent

Indemnified Persons’ sole and exclusive remedy for any claims under this Section 10 shall be the set-off rights described in Section 10.6, except, in each case, for non-monetary equitable remedies and remedies for claims relating to intentional fraud committed with the actual Knowledge of a Person, which claims are made solely against the Person or Persons committing such intentional fraud and for which the recovery under any such claims shall be limited to the amount of the Merger Consideration paid or payable to such Person or Persons.

(c)                                  Parent shall have no liability to Stockholders for aggregate Damages under Section 10.3(a)(i) until the total of all Damages of the Stockholders until the total of such Damages with respect to such matters exceeds and amount equal to $100,000, after which the Stockholders would be indemnified back to dollar one of such Damages, such that such amount is a threshold and not a deductible (the “Parent Threshold”).  Parent will have no liability to the Stockholders for aggregate Damages under Section 10.3(a)(i) in excess of $3,525,000 (the “Parent Cap”).    However, the limitations set forth in this Section 10.4(c) shall not apply to any beach of any representation or warranty in Sections 4.2, 4.2 or 4.4.

(d)                                 The General Stockholder Cap shall not apply to the Stockholders’ indemnity obligations set forth in Sections 10.2(a)(ii) — (viii), inclusive, notwithstanding the fact that that the facts or circumstances giving rise to a claim under any such Section also constitutes a breach of a representation or warranty and/or give rise to an indemnity claim under 10.2(a)(i) and the Special Tax Cap shall not apply to the Stockholders’ indemnity obligations set forth in Section 10.2(a)(iii) with respect to sales and use Taxes, notwithstanding the fact that that the facts or circumstances giving rise to a claim under such Section with respect to sales and use Taxes also constitutes a breach of a representation or warranty and/or gives rise to an indemnity claim under any other provision of Section 10.2(a).  For clarity, the Special Stockholder Cap shall be inclusive of all claims made pursuant to Section 10.2(a) (other than those claims subject to the Special Tax Cap) such that the aggregate indemnification amount for all such claims shall not exceed the Special Stockholder Cap, and the Special Tax Cap shall be inclusive of all claims made pursuant to Section 10.2(a) such that the aggregate indemnification amount for all such claims shall not exceed the Special Tax Cap.

(e)                                  The Parent Threshold and the Parent Cap shall not apply to Parent’s indemnity obligations set forth in Sections 10.3(a)(ii) notwithstanding the fact that that the facts or circumstances giving rise to a claim under such Section also constitutes a breach of a representation or warranty and/or give rise to an indemnity claim under 10.3(a)(i).

(f)                                    Notwithstanding anything herein to the contrary, the amount of Damages for which a Parent Indemnified Person shall be entitled to recover hereunder shall be reduced by (i) any amounts actually received (including amounts actually received under applicable insurance policies maintained prior to Closing by the Company) by or on behalf of any Parent Indemnified Person on account of such Damages from third parties (net of out-of-pocket costs of obtaining such amounts) and (ii) any tax benefits actually received on account of such Damages in the year of such Damages, calculated on a with and without basis, provided that Damages that result in the use of a smaller amount of net operating loss carry-forwards, or that generate larger net operating losses to carry-forward, shall not be deemed to create a tax benefit in the year of such Damages.

10.5                        PROCEDURE FOR INDEMNIFICATION

(a)                                  Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it or promptly upon the occurrence of any other matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification hereunder may be based, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, promptly give notice to the indemnifying party of the commencement of such Proceeding or the occurrence of such other matter, action, cause of action, claim, demand, fact or other circumstance, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is adversely prejudiced by such failure.  Such notice will contain, with respect to each such claim, such facts and information as are then reasonably available, including the estimated amount of Damages and the specific basis for indemnification hereunder.

(b)                                 Within twenty (20) days after delivery of any such notification involving a third party claim, the indemnifying party may, upon written notice thereof to the indemnified party, assume control of the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, provided (i) the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party may be liable for indemnification hereunder in connection with such Proceeding and (ii) the third party seeks monetary damages only.   If the indemnifying party does not so assume control of such defense, the indemnified party shall control such defense.  The party not controlling such defense may participate therein at its own expense provided, that if the indemnifying party assumes control of such defense and the indemnified party may have conflicting interests or different defenses available with respect to such Proceeding, the reasonable fees and expenses of counsel to the indemnified person shall be considered “Damages” for purposes of this Agreement.  The party controlling such defense shall keep the other party advised of the status of such Proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.  The party not controlling the defense shall, and shall cause its affiliates and employees to reasonably aid, cooperate with and assist the controlling party in its defense.  An indemnified party shall not agree to any settlement of such Proceeding without the prior written consent of the indemnifying party, which shall not be unreasonably withheld, conditioned or delayed.  The indemnifying party shall not agree to any settlement or the entry of a judgment in any Proceeding without the prior written consent of the indemnified party, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or entry of a judgment (A) lacks a complete release of the indemnified party for all liability with respect thereto or (B) imposes any liability or obligation on the indemnified party other than the payment of money in an amount less than or equal to the Cap).

(b)                                 Each party shall use commercially reasonable efforts to mitigate all Damages relating to a third-party claim pursuant to Section 10.2 or 10.3, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity.

(c)                                  The provisions of this Section 10.5 shall not apply to Tax audits, assessments, claims and Proceedings.

10.6                        SET-OFF RIGHTS

(a)                                  Parent and the Surviving Corporation shall be entitled to a set-off against the Deferred Merger Consideration for any amounts payable to a Parent Indemnified Person pursuant to this Section 10 (a “Claimed Set-Off”).

(b)                                 Any time Parent or the Surviving Corporation has set-off rights against the Deferred Merger Consideration, such rights shall be applied first in reduction of the First Installment (if not yet paid) and then in reduction of the Second Installment (if not yet paid).

(c)                                  Parent or Surviving Corporation shall give the Stockholder Representative written notice (in accordance with Section 10.5(a) and in no event no later than the one (1) year anniversary, in the case of a Claimed Set-Off against the First Installment, or the eighteen (18) month anniversary, in the case of a Claimed Set-Off against the Second Installment) of any Claimed Set-Off.   The Stockholder Representative shall have thirty (30) days from the date of Parent’s or Surviving Corporation’s written notice to object to the Claimed Set-Off.  The Stockholder Representative shall make any objection to a Claimed Set-Off in writing and shall forward the same to Parent and Surviving Corporation.  If the Stockholder Representative does not timely object to a Claimed Set-Off, Parent and Surviving Corporation may permanently set-off such Claimed Set-Off against the Deferred Merger Consideration as set forth in this Section 10.6.

(d)                                 If the Stockholder Representative does timely object and the Stockholder Representative on the one hand and Parent or the Surviving Corporation on the other hand are unable to agree to the amount of the Claimed Set-Off within thirty (30) days from the date of such objection, either the Stockholder Representative on the one hand or Parent and/or the Surviving Corporation on the other hand may institute court proceedings for resolution of such dispute.  During the pendency of the Stockholder Representative’s thirty (30) day notice period and, if the Stockholder Representative does object to a Claimed Set-Off, pending final resolution of such dispute, Parent and/or the Surviving Corporation may withhold the amount of the Claimed Set-Off from payments otherwise due as Deferred Merger Consideration pending final determination of the Claimed Set-Off.  The exercise of such right of set-off by Parent or the Surviving Corporation in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement regardless of whether the Stockholder Representative disputes a Claimed Set-Off, or whether such Claimed Set-Off is for a contingent or liquidated amount; provided, however, to the extent that the Claimed Set-Off exceeds the actual amount Damages payable to a Parent Indemnified Person, such excess amount shall be subject to interest at a rate of three percent (3%) per annum, compounded annually, which shall commence accruing on the first day following the one (1) year anniversary of the Closing Date for any excess relating to a Claimed Set-Off against the First Installment and on the first day following the eighteen (18) month anniversary of the Closing Date for any excess relating to a Claimed Set-Off against the Second Installment and shall stop accruing on the date such excess is deposited with the Payment Agent; provided further, that following final resolution of a Claimed Set-Off, any such excess amount which is not paid to the Payment Agent within two business days following the final resolution of such claim, such payment shall be subject to the Default Interest Rate.

11.                               TAXES

11.1                        TRANSFER TAXES

Parent and the Stockholders each shall pay one half of all foreign, federal, state and local sales, stamp, documentary, recording, value added, registration, conveyance, real estate and other transfer Taxes (“Transfer Taxes”), if any, due as a result of the Contemplated Transactions in accordance herewith, whether imposed on a Stockholder, the Company, any Subsidiary of the Company, Merger Sub or Parent.  Parent shall be responsible for preparing and timely filing all Tax Returns in connection with such Transfer Taxes and the Stockholder Representative shall provide Parent with such cooperation and assistance with respect to the preparation, execution and filing of such Tax Returns as Parent may reasonably request.

11.2                        ACCESS TO INFORMATION

Parent and the Stockholder Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company (including access to books and records) as is reasonably requested in connection with the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, the prosecution or defense of any Proceeding relating to any Tax or other Tax planning.  Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

11.3                        TAX RETURNS FOR PERIODS ENDING ON OR PRIOR TO CLOSING DATE, FILED AFTER CLOSING DATE

The Company shall prepare and timely file (or cause to be prepared and timely filed) all income Tax Returns of the Company and its Subsidiaries due after the Closing Date with respect to any taxable period ending on or prior to the Closing Date. Each such Tax Return shall be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Tax Legal Requirements.  Parent shall provide the Stockholder Representative with drafts of such Tax Returns not less than thirty (30) days prior to the due date (including timely made extensions) thereof.  The parties hereto shall provide each other with such assistance as may reasonably be requested in connection with the preparation and review of such Tax Returns.  The Stockholder Representative shall consider such draft Tax Returns in good faith, and may propose changes to such draft Tax Returns as the Stockholder Representative determines in good faith are appropriate, and if Parent disagrees with any such proposed changes then the parties shall submit the same to a nationally recognized accounting firm (other than the Parent’s, the Company’s, any Subsidiary’s or any Stockholder’s regular accountants and/or auditors) for final determination.

11.4                        PROPORTIONING OF TAXES FOR PERIODS ENDING ON OR PRIOR TO CLOSING DATE

For purposes of determining the Taxes of the Company and its Subsidiaries attributable to a portion of a taxable period ending on or prior to the Closing Date, (i) all real property Taxes, personal property Taxes and similar ad valorem Taxes levied with respect to assets of the Company or any of its Subsidiaries for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the portion of such period ending with the Closing Date and the portion that begins on the day after the Closing Date based on the relative number of days in each such portion and (ii) the portion of all other Taxes for a taxable period that includes but does not end on the Closing Date that are attributable to the portion of such period that ends on the Closing Date shall be determined based on a closing of the books as of the Closing Date.

12                                  GENERAL PROVISIONS

12.1                        EXPENSES

Except as otherwise expressly provided in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall each bear their own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

12.2                        PUBLIC ANNOUNCEMENTS

The parties shall (i) develop a joint communication plan with respect to this Agreement, the Merger and the other Contemplated Transactions, (ii) ensure that all press releases and other public statements with respect to this Agreement shall be consistent with such joint communication plan, and (iii) consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement, the Merger and the other Contemplated Transactions, provide to the other party for review a copy of any such press release or statement, and not issue any such press release or make any such public statement without the other party’s consent, unless either party determines in good faith that such disclosure is required or advisable under applicable Legal Requirements or any listing agreement with, or rules and regulations of, a securities exchange.  The parties hereto agree that no press release or filing on form 8-K shall be made prior to the earlier of the Closing and the fourth business day following the execution of this Agreement.

12.3                        CONFIDENTIALITY

Except as may be required by applicable Legal Requirements or any Governmental Body or as otherwise permitted or expressly contemplated herein, before and after the Closing, no party hereto or their respective Affiliates and Representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto.

12.4                        NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopies (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopies numbers set forth below (or to such other addresses and telecopies numbers as a party may designate by notice to the other parties):

The Company:	ProfitLine, Inc.
9920 Pacific Heights Boulevard
Suite 200
San Diego, CA 92121
Attention: Bruce Myers

with a copy (which shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: M. Wainwright Fishburn, Esq.

Parent:	Tangoe, Inc.
35 Executive Boulevard
Orange, CT 06477
Attention: General Counsel

Merger Sub:	Snow Acquisition Sub, Inc.
35 Executive Boulevard
Orange, CT 06477
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103
Attention: Marcus D. Wilkinson, Esq.

Stockholder Representative:

Douglas Carlisle
c/o Menlo Ventures
3000 Sand Hill Road, 4-100
Menlo Park, CA 94025
Facsimile: (650) 854-2753
Email: doug@menlovc.com

with a copy (which shall not constitute notice) to:

Kirsten Mello
CFO, Menlo Ventures
3000 Sand Hill Road, 4-100
Menlo Park, CA 94025
Email: kirsten@menlovc.com

12.5                        GOVERNING LAW; VENUE; SERVICE OF PROCESS

The laws of the State of Delaware (without regard to its choice of law principles that might apply the law of another jurisdiction) shall govern the validity of this Agreement, the construction of its terms, the interpretation and enforcement of the rights and duties of the parties, and all claims or causes of action (whether in contract or tort) based upon, arising out of, or related to this Agreement or the Contemplate Transactions.  If any action is brought in connection with this Agreement or the Contemplated Transactions, the exclusive venue for such action shall be any federal or state court located in Delaware.  Each of the parties hereto expressly submits to jurisdiction in any state or federal court located in Delaware, and waives any claim of improper jurisdiction or lack of venue in connection with any such matter.  Each party hereby agrees that such courts, as applicable, shall have in persona jurisdiction with respect to such party, and such party hereby submits to the personal jurisdiction of such courts. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.6                        SPECIFIC PERFORMANCE

Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

12.7                        ATTORNEY FEES

Subject to the limitations on Damages set forth in Section 10, in the event of any Proceeding between Parent, the Company and/or the Stockholder Representative with respect to this Agreement or any of the Contemplated Transactions, the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party in connection with such Proceeding including, without limitation, reasonable attorneys’ fees. Notwithstanding any provisions of this Agreement to the contrary, the obligations of the parties under this Section 12.7 shall survive any termination of this Agreement and the Closing.

12.8                        FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

12.9                        WAIVER

Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.10                 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties except for the Confidentiality and Nondisclosure Agreement between Parent and the Company, dated February 7, 2011 and amended by that certain Letter of Intent between the same parties dated as of October 13, 2011 with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.11                 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

No party to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties, except that Parent may assign any of its rights under this Agreement to Merger Sub, or any parent or other Subsidiary of Parent.  Such assignment shall not relieve Parent of any liability hereunder.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Except as set forth in Section 5.8, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  Except as otherwise provided herein, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.12                 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.13                 INTERPRETATION

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                  the terms defined in Section 1 and elsewhere in this Agreement include the plural as well as the singular;

(b)                                 all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP;

(c)                                  a reference to one gender includes the other gender and the neuter;

(d)                                 the words “herein, “ “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(e)                                  the terms “include, “ “includes” and “including” are not limiting and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” and

(f)                                    the descriptive headings of the sections of this Agreement are included for convenience only and do not constitute a part of this Agreement.

12.14                 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.15                 DRAFTING

Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provisions.

12.16                 COUNTERPARTS

This Agreement may be executed and delivered (including by electronic mail or facsimile transmission) in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.17                 NO THIRD PARTY BENEFICIARIES

This Agreement shall be binding upon and solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company or any of its Subsidiaries, any legal or equitable rights, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

12.18                 CONFLICT OF INTEREST

If the Stockholder Representative so desires, acting on behalf of the Holders and without the need for any consent or waiver by the Company or Parent, Cooley LLP (“Cooley”) shall be permitted to represent the Stockholders after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Stockholders, any of their agents and affiliates, or any one or more of them, in connection with any negotiation or transaction or dispute (including litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims.  Parent, on behalf of itself and its Affiliates, including after the Closing the Company, hereby irrevocably acknowledges and agrees that all attorney-client communications between, on the one hand, the Stockholders and/or the Company (and their respective directors, officers, employees, controlling persons and representatives) and Cooley on the other hand, to the extent specifically related to the negotiation, preparation, execution and delivery of this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the Contemplated Transactions, shall be deemed privileged communications as to which such privilege may only be waived by the Stockholders. Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PARENT:		MERGER SUB:

TANGOE, INC.		SNOW ACQUISITION SUB, INC.

By:	/s/ Albert R. Subbloie, Jr.	By:	/s/ Albert R. Subbloie, Jr.
Name:	Albert R. Subbloie, Jr.	Name:	Albert R. Subbloie, Jr.
Title:	President	Title:	President

THE COMPANY:		STOCKHOLDER REPRESENTATIVE:

PROFITLINE, INC.

By:	/s/ Bruce Myers	/s/ Doug Carlisle
Name: Bruce Myers		Doug Carlisle
Title: President and CEO